SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [ X ]
File by a Party other than the Registrant [ ]

Check the appropriate box:

[  ] Preliminary Proxy Statement
[ X] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                              T.J. Cinnamons, Inc.
                (Name of Registrant as Specified In Its Charter)

                              T.J. Cinnamons, Inc.
                   (Name of Person(s) Filing Proxy Statement)

[ ] $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1) or 14a-6(j)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3)
[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4)   Proposed maximum aggregate value of transaction: $9,040,000.00.

[X]  Fee paid previously with preliminary proxy materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:
         2)       Form, Schedule or Registration Statement No.:
         3)       Filing Party:
         4)       Date Filed:

August 1, 1996


Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of T.J. Cinnamons, Inc (the "Company") which will be held on August 27, 1996 at 9:00 am at the law offices of Blank Rome Comisky & McCauley, 11th Floor, Four Penn Center Plaza, Philadelphia, Pennsylvania. We hope you will be able to attend.

     At the Annual Meeting you will be asked to consider and vote on the election of the Board of Directors and a proposal to sell certain of the assets of the Company, including the T.J. Cinnamons trademarks, trade names, logos, recipes, and secret formula pursuant to the terms and conditions of the Purchase Agreement, in the form attached as Exhibit A to the enclosed Proxy Statement (the "Transaction"). The Transaction provides for a cash payment to the Company of $1,790,000, promissory notes in the amount of $1,750,000 and possible conditional payments of up to a maximum of $5,500,000 over time pursuant to the terms of the Purchase Agreement. The terms of the Purchase Agreement further provide that the Buyer will enter into a long term license agreement granting the Company the right to engage in the wholesale sales and distribution of T.J. Cinnamons branded products through retail grocery outlets as well as to continue to operate and act as franchisor of T.J. Cinnamon bakeries. Certain members of management will also receive payments in consideration of agreements restricting the sale of Company Stock and non-competition agreements, will have indebtedness from the Company repaid with a portion of the proceeds of the Transaction, and will be released from personal guarantees of certain of the Company's indebtedness as the result of the repayment of such indebtedness with a portion of the proceeds of the Transaction. Details of the proposed Transaction are set forth in the accompanying Proxy Statement which you should review carefully.

     The Board of Directors of the Company has unanimously approved the Transaction and recommends that all Stockholders vote for its approval. The Board of Directors believes that the proposed Transaction is in the best interest of the Company and its Stockholders.

     So your shares may be represented at the Annual Meeting, I urge you to promptly complete, sign, date and return the accompanying Proxy in the enclosed envelope, whether or not you plan to attend. If you attend the Annual Meeting in person you may, if you wish, vote personally on all matters brought before the Annual Meeting even if you have previously returned your Proxy.


                                        Very Truly Yours;

                                         /s/ Charles N. Locci
                                         Charles N. Locci
                                         Chairman and CEO

                              T.J. CINNAMONS, INC.
                                135 Seaview Drive
                           Secaucus, New Jersey 07094

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 27, 1996

To the Stockholders of T.J. Cinnamons, Inc.:

     NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of T.J. Cinnamons, Inc. (the "Company") will be held at the law offices of Blank Rome Comisky & McCauley, 11th Floor, Four Penn Center Plaza, Philadelphia, Pennsylvania on August 27, 1996 at 9:00 am Eastern Standard Time, for the following purposes:

     1. To consider and vote on the election of the Board of Directors as more fully described in the accompanying Proxy Statement.

     2. To consider and vote upon the proposed sale of certain of the assets of the Company, including the T.J. Cinnamons trademarks, trade names, logos, recipes and secret formulas for $1,790,000 in cash, $1,750,000 in promissory notes, and possible conditional payments of up to a maximum of $5,500,000 over time pursuant to the terms and conditions of the Purchase Agreement in the form attached as Exhibit A to the Proxy Statement accompanying this Notice. The terms of the Purchase Agreement further provide that the Buyer will enter into a long term license agreement granting the Company the right to engage in the wholesale sales and distribution of T.J. Cinnamons branded products through retail grocery outlets, as well as to continue to operate and act as franchisor of T.J. Cinnamon bakeries. Certain members of management will also receive payments in consideration of agreements restricting the sales of Company Stock and non-competition agreements.

     3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     The close of business on July 31, 1996 has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the record date is required to approve the proposed transaction. Stockholders are not entitled to dissenters' rights under Delaware General Corporate Law in connection with the proposed transaction.

     All Stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and return the enclosed proxy promptly. Stockholder who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope which requires no postage if mailed in the United States is enclosed for your convenience.

                                By Order of the Board of Directors

                                /s/ Alan S. Gottlich
                                Alan S. Gottlich, Secretary
Secaucus, New Jersey
August 1, 1996

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID AND ADDRESSED ENVELOPE WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. PROXIES ARE REVOCABLE AT ANY TIME PRIOR TO THE TIME THEY ARE VOTED, AND STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                                TABLE OF CONTENTS
                                                                           Page
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS . ................         6
SUMMARY .............................................................         8
 Annual Meeting of Stockholders......................................         8
 Securities entitled to Vote; Votes Required.........................         8
 The Company.........................................................         8
 Background of the Transaction.......................................         8
 Businesses to be Sold ..............................................         9
 The Purchaser ......................................................         9
 Businesses to be Retained ..........................................         9
 Purchase Price......................................................         9
 Continuing Businesses; Proposed Expansion ..........................        10
 Reasons for the Transaction and Recommendation
  of the Board of Directors .........................................        10
 Opinion of Financial Advisor .......................................        10
 Interests of Management in the Transaction .........................        11
 Certain Covenants...................................................        11
 Certain Conditions..................................................        11
 Indemnification.....................................................        11
 No Dissenters' Rights...............................................        11
 Confidentiality and Non-Compete.....................................        11
 Assignment of Interests and Franchise Agreements....................        11
 Application of Proceeds from the Transaction........................        11
 Tax Consequences to the Company.....................................        11
 Closing Date and Termination........................................        12
BENEFICIAL OWNERSHIP.................................................        13
PROPOSAL ONE - ELECTION OF DIRECTORS.................................        14
 Information about Directors ........................................        14
 Meetings and Committees.............................................        15
 Executive Compensation .............................................        16
PROPOSAL TWO - THE TRANSACTION ......................................        18
 The Company.........................................................        18
 Background of the Transaction.......................................        18
 Assets to be Sold ..................................................        20
 Purchase Price......................................................        20
 Continuing Business; Proposed Expansion.............................        20
 Opinion of Berwind..................................................        21
 No Dividend Distributions...........................................        22
 Interest of Management in the Transaction ..........................        22
 Application of Sale Proceeds .......................................        23
 Tax Consequences to the Company ....................................        24
 Recommendation of the Board of Directors............................        24
THE PURCHASE AGREEMENT ..............................................        25
 Assets to be Sold and Purchase Price................................        25
 Certain Covenants ..................................................        26
 Certain Representations and Warranties .............................        26
 Conditions..........................................................        26
 Termination of the Heinz Bakery Products Agreement..................        27
 Indemnification.....................................................        27
 Termination ........................................................        27
 Non-Compete and Stock Sale Agreements ..............................        27
 License Agreement...................................................        28
 Management Agreement................................................        30
FINANCIAL STATEMENTS AND MANAGEMENTS DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1996        31
UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS ..................        38

                                TABLE OF CONTENTS
                                                                           Page

SELECTED CONSOLIDATED FINANCIAL DATA ................................        43
PRICE RANGE OF COMMON STOCK .........................................        46
LEGAL PROCEEDINGS ...................................................        47
CERTAIN TRANSACTIONS ................................................        48
INDEPENDENT PUBLIC ACCOUNTANTS ......................................        50
ANNUAL REPORT  ......................................................        50
OTHER MATTERS .......................................................        51
DIVIDEND POLICY .....................................................        51
EXPENSES OF SOLICITATION  ...........................................        51
STOCKHOLDERS' PROPOSALS..............................................        51
DOCUMENTS INCORPORATED BY REFERENCE .................................        52
APPENDIX A - Purchase Agreement between T.J. Cinnamons,
                 Inc. and TJ Holding Company, Inc. dated June 3, 1996        53
APPENDIX B - Fairness Opinion of Berwind Financial Group, L.P........        54

                              T.J. CINNAMONS, INC.
                                135 Seaview Drive
                           Secaucus, New Jersey 07094

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS


     This Proxy Statement is furnished to the holders of Common Stock $.01 per value, (the "Common Stock") of T.J. Cinnamons, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies in the form enclosed to be voted at an Annual Meeting of Stockholders of the Company to be held at the law offices of Blank Rome Comisky & McCauley, 11th Floor, Four Penn Center Plaza, Philadelphia, Pennsylvania on August 27, 1996 at 9:00 am Eastern Standard Time, and for any adjournment or adjournments thereof, for the following purposes:

     1. To consider and vote on the election of the Board of Directors.

     2. To consider and vote upon the proposed sale (the "Transaction") of certain of the assets of the Company including the T.J. Cinnamons trademarks, trade names, logos, recipes and secret formulas for $1,790,000 in cash, $1,750,000 in promissory notes, and possible conditional payments of up to a maximum of $5,500,000 over time. The terms of the sale also provide that the Buyer will enter into a long term license agreement granting the Company the right to engage in the wholesale sales and distribution of T.J. Cinnamons branded products through retail grocery outlets, as well as to continue to operate and act as franchisor of T.J. Cinnamon bakeries pursuant to the terms and conditions of the Purchase Agreement in the form attached as Exhibit A to the Proxy Statement. Certain members of management will also receive payments in consideration of agreements restricting the sales of Company Stock and non-competition agreements, will have indebtedness from the Company repaid with a portion of the proceeds of the Transaction, and will be released from personal guarantees of certain of the Company's indebtedness as the result of the repayment of such indebtedness with a portion of the proceeds of the Transaction.

     3. To consider and vote upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors knows of no other business which will come before this meeting. The Company has no present intent to pay a special dividend to Stockholders, or to otherwise distribute to its Stockholders any proceeds received from the proposed Transaction and the terms of the Purchase Agreement prohibit such a payment for a period of 12 months.

     All shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted as specified. If no specified instructions are given with respect to the matters to be acted upon, the shares represented by a signed and dated proxy will be voted in favor of the company's nominees for director and for approval of the Company's proposed sale of certain of its assets and in the judgment of the Board of Directors on any other matters which may properly come before the Annual Meeting. Any Stockholder giving a proxy has the power to revoke the same at any time before it is voted by giving written notice to the Company or a later date proxy.

     Only Stockholders of record at the close of business on July 31, 1996 are entitled to notice and to vote at the Annual Meeting or any adjournment thereof. On the record date, there were issued and outstanding 2,925,833 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. In order for a quorum to be present, a majority of the outstanding shares of the Company's common stock as of the Record Date must be present in person or represented by proxy at the meeting. All such shares that are present in person or represented by proxy at the meeting will be counted in determining whether a quorum is present, no matter how the shares are voted or whether they abstain from voting or are broker non-votes. The election of directors will be determined by a plurality vote. The affirmative vote of holders of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve the proposed sale of assets. An abstention or broker non-vote, therefore will have the same effect as an "against" vote. Officers and directors owning 40.3% of the outstanding Common Stock of the Company have indicated that they intend to vote in favor of the proposed transaction.

     The approximate date on which this Proxy Statement and the accompanying form of proxy will be mailed to the Company's Stockholders is August 1, 1996. The executive officers of the Company are located at 135 Seaview Drive, Secaucus, New Jersey 07094 and its telephone number is (201) 422-0910.


     THE TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH A TRANSACTION, NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


     The costs of solicitation will be borne by the Company. In addition to solicitations by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors, officers or employees of the Company, without additional compensation. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

     No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement in connection with the solicitation of proxies and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction to any person to whom it is not lawful to make any such solicitation in such jurisdiction. The delivery of this Proxy Statement does not, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                              AVAILABLE INFORMATION

     The company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the
Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the subject information may also be obtained, at prescribed rates, from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

                                     SUMMARY

     The following summary of certain information contained elsewhere in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the full text, including the Appendices attached hereto. As used in this Proxy Statement, T.J. Cinnamons, Inc. is referred to as the "Company", and TJ Holding Company, Inc. is referred to as the "Buyer". Certain capitalized terms which are used but not defined in this summary are defined elsewhere in this Proxy Statement or in the appended agreements.

Annual Meeting of Stockholders. This Proxy Statement relates to the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on August 27, 1996. As set forth in the Notice of the Annual Meeting, the Stockholders of the Company will consider and vote upon the election of the Board of Directors and a proposal to approve and adopt the Purchase Agreement pursuant to which the Company will sell to Buyer the Intellectual Property, as defined hereinafter, which could be construed under the Delaware General Corporation Law (the "DGCL") to constitute substantially all of the assets of the Company.

The Annual Meeting will be held on August 27, 1996 at the law offices of Blank Rome Comisky & McCauley, 11th Floor, Four Penn Center Plaza, Philadelphia, Pennsylvania at 9:00 am local time. The record date for Stockholders of the Company entitled to notice of and to vote at the Annual Meeting is as of the close of business on July 31, 1996. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. As of July 31, 1996 there were 2,925,833 shares of Company Common Stock outstanding held by approximately 850 holders of record.

Securities Entitled to Vote; Votes Required. The election of directors will be determined by a plurality vote. The affirmative vote of at least a majority of the outstanding shares of the Company's Common Stock as of the Annual Meeting record date is required to approve the Transaction. Members of the Company's Board of Directors and its Executive Officers, representing approximately 40.3% of the outstanding shares of the Company's Common Stock as of the Annual Meeting record date have advised the Company that they intend to vote their shares in favor of the Transaction.

The Company. The Company is one of the first operators and franchisors of retail bakeries specializing in gourmet cinnamon rolls and related products, with 50 bakeries operating throughout the United States on March 31, 1996, 49 of which are franchised and one of which is owned and operated by the Company. The Company also has 35 limited concept bakeries operating under various license agreements.

Background of the Transaction. Current management acquired the Company from its founders in June, 1992. Simultaneously with the acquisition, the Company entered into a strategic manufacturing and licensing agreement with Pro Bakers, Ltd. d/b/a Heinz Bakery Products ("Heinz"), which provided the Company with $1,425,000 in advance royalty payments used to finance the acquisition. The Company did not achieve its expected results from its relationship with Heinz, which resulted in the Company's inability to pursue its franchise expansion plans due to its limited financial resources. The Company completed a bridge loan financing in December, 1993 in the amount of $675,000, and in May, 1994, the Company completed an initial public offering ("IPO") resulting in net proceeds to the company of $3.9 million. Following the IPO, the Company successfully completed a re-imaging of the T.J Cinnamons logo, system and re-design of its bakeries, and began its franchise sales effort.

By March 1995, the Company had sold only a limited number of franchises, and began experiencing financial difficulties resulting from a negative working capital balance. The Company was forced to implement a cost reduction program, and in an effort to obtain long term financing to continue to develop the Company's business strategies, the Company retained the Corporate Finance Group at Arthur Andersen LLP to act as its financial advisor in connection with the exploration of strategic alternatives available to the Company. Arthur Andersen LLP and the Company explored a wide variety of options and ultimately, the Company with Arthur Andersen LLP's assistance, engaged in active discussions and negotiations with five prospective companies. Arby's, Inc. d/b/a

Triarc Restaurant Group was the largest of the five prospects, both in terms of financial and operational resources as well as numbers of restaurant locations, and was also the most co-branding oriented out of the prospects, and was the only prospect to provide the Company with a written expression of interest. In January, 1996 the Company announced that it had reached an agreement in principle with Triarc Restaurant Group for the sale of its intellectual property and a simultaneous license of certain of the intellectual property back to the Company for the purposes of continuing to operate one existing bakery location, continuing to act as franchisor and licensor under the existing franchise and license agreements, and continuing to distribute T.J. Cinnamons products through retail grocery outlets. On June 3, 1996, the Company executed a definitive agreement for the Transaction as more fully described herein.

Businesses to be Sold. The Company will sell certain of its operating assets, comprised of the name "T.J. Cinnamons" and other related tradenames, trademarks, service marks, logos, signs, emblems, distinctive recipes, secret formulas and technical information (collectively referred to as the "Intellectual Property"), and will assign to TJ Holding Company, Inc. (a newly formed wholly owned subsidiary of Triarc Restaurant Group) various manufacturer and distributer agreements pursuant to the terms and conditions of a Purchase Agreement between the Company and TJ Holding Company, Inc. (the "Transaction"). The Intellectual Property could be construed under the DGCL to constitute substantially all of the operating assets of the Company.

The discussion in this Proxy Statement of the Transaction and the description of the Transaction's principal terms are subject to and qualified in their entirety by reference to the Purchase Agreement, a copy of which is attached to this Proxy Statement as Appendix A and which is incorporated herein by reference.

The Purchaser. The purchaser, TJ Holding Company, Inc., is a newly formed wholly owned subsidiary of Arby's, Inc. d/b/a/ Triarc Restaurant Group. Triarc Restaurant Group operates and franchises approximately 3,000 single and multi-branded restaurant concepts under the names Arby's, ZuZu, p.t. Noodles and Arby's Roast Town. Triarc Restaurant Group is an indirect wholly owned subsidiary of Triarc Companies, Inc., a holding company traded on the New York Stock Exchange which, through its subsidiaries, is engaged in four businesses:
a) Soft drink operations conducted through Royal Crown Company, Inc. and Mistic Brands, Inc., b) Restaurant operations conducted through Triarc Restaurant Group, c) Specialty dies and chemical operations conducted through C.H. Patrick & Co., Inc., and d) Liquefied petroleum gas operations conducted through National Propane Corporation. All promissory note obligations of TJ Holding Company, Inc. pursuant to the Purchase Agreement will be guaranteed by Triarc Companies, Inc.

Businesses To Be Retained. The terms of the Transaction further provide that the Buyer will grant Triarc Restaurant Group a license to the Intellectual Property, and Triarc Restaurant Group will in turn enter into a license agreement with the Company for an initial term of 20 years, together with three 20 year renewal options, and one 19 year renewal option ("License Agreement") granting the Company the rights to use the Intellectual Property for the primary purpose of expanding its sales of T.J. Cinnamons branded products through wholesale channels of distribution. The Transaction also provides that the Company will enter into a management agreement ("Management Agreement") with the Buyer pursuant to which the Buyer will act as the Company's manager for the purposes of fulfilling the Company's obligations under its existing franchise agreements. The manager will receive, as a management fee, an amount equal to all royalty fees collected. Accordingly, the Company will receive no further revenues from franchise operations.

Purchase Price. The aggregate base purchase price of the Intellectual Property is $3,540,000 to be paid as follows: (a) $25,000 paid at the execution of the Purchase Agreement, (b) $1,165,000 paid at Closing, (c) $600,000 paid at Closing by the Buyer, on behalf of the Company, directly to Heinz to reduction of existing indebtedness, (d) $1,650,000 paid in the form of a promissory note amortized over a period of a 15 months, and (e) the balance of $100,000 paid in the form of a promissory note amortized over a period of a 24 months.

The Purchase Agreement further provides: (a) In the event that system wide gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's restaurants exceed $26.3 million annually, additional payments must be made to the Company in an amount equal to 2% of gross sales of T.J. Cinnamon branded products in Triarc Restaurant Group's retail outlets (as defined in the Purchase Agreement) over a period of 48 months, and 1% of gross sales for a period of 36 months thereafter, such additional payments not to commence prior to 24 months after closing, and not to exceed $5.5 million in the aggregate; and (b) Royalty payments to the Company based on gross sales of new full concept bakeries developed by the Buyer in enclosed mall locations modeled on the T.J. Cinnamons system in an amount equal to one half percent (1/2%) of the gross sales of T.J. Cinnamons products sold in such bakeries for a period of 20 years following the Closing.

Continuing  Business;  Proposed  Expansion.   Following  the  Transaction,   the
following businesses will be retained by the Company: (1) the ownership and operation of the Company owned bakery located in Poughkeepsie, New York; (2) the ownership, operation and development of bakery units in Six Flag Great Adventure theme park locations, (3) the expansion of wholesale distribution of T.J. Cinnamons branded products to grocery outlets pursuant to the License Agreement, and (4) to continue to act as franchisor and licensor under the existing franchise and license agreements, although day-to-day management responsibilities will be assumed by the Buyer pursuant to a management agreement.

Reasons for the Transaction and Recommendation of the Board of Directors. The Company's Board of Directors has unanimously determined that the terms of the Transaction are in the best interest of the Company and its stockholders, and recommends a vote FOR approval and adaptation of the Transaction by the shareholders of the Company. In the course of reaching its decision to approve the Transaction, the Board consulted with its legal and financial advisors as well as the company's management and considered the following factors:

     (1) The oral and written presentation of Berwind Financial Group, L.P. that the consideration to be received pursuant to the terms of the Transaction are fair to the shareholders of the Company from a financial point of view.

     (2) The current negative working capital of the Company and resulting lack of financial and operational resources necessary for the continuation or expansion of the Company's business strategies.

     (3) As revealed by the discussions and negotiations with various companies expressing an interest in the Company, Triarc Restaurant Group was the largest, measured in terms of number of restaurant units and financial resources, and demonstrated the most coherent business strategy based on co- branding which retains the T.J. Cinnamons identity and further expands the brand awareness.

     (4) The absence of any written or formal expression of interest by any other third parties regarding a possible acquisition, merger or other strategic transaction with the Company.

     (5)  The lack of success by the Company in its franchising efforts.

     (6) The highly competitive market for the quick service restaurant industry.

Opinion of Financial Advisor. On July 25, 1996, Berwind Financial Group, L.P. ("Berwind"), an investment banking firm retained by the Company, rendered its written opinion to the Company's Board of Directors to the effect that the consideration to be received pursuant to the Purchase Agreement was fair to the shareholders of the Company from a financial point of view. This does not constitute a recommendation to any shareholder as to how to vote at the Company's Annual Meeting. A copy of the full text of the written opinion is attached hereto as Appendix B. Shareholders are urged to read the opinion in its entirety for assumptions made, procedures followed, and other matters considered and limits of the review by Berwind. See "Opinion of Berwind".

Interests of Management in the Transaction. In considering the recommendations of the Board of Directors of the Company with respect to the Transaction, Stockholders should be aware that certain members of the management of the Company have certain interests in the Transaction that are in addition to the interests of Stockholders of the Company generally. In this regard, certain members of management will receive payments in consideration of agreements restricting the sale of Company stock and non-competition agreements, will have indebtedness from the Company repaid, will be released from personal guarantees of certain Company indebtedness, and will be released from pledge and limited suretyship agreements in connection with certain Company loan agreements. See "The Transaction - Interests of Management and Certain Stockholders in the Transaction".

Certain Covenants. Among the covenants of the Company under the Purchase Agreement are the following: (a) The Company has covenanted that it will not declare or pay a dividend distribution for a period of 12 months after Closing;
(b) The Company has covenanted that it will pay all liabilities existing as of the Closing within 15 months following the Closing; and (c) The Company has covenanted that it will terminate its trademark and technology license agreement with Heinz on or before the Closing.

Certain Conditions. Among the conditions to be satisfied or waived at or before Closing are the following: (a) the Company obtains approval from its Stockholders; (b) there are no adverse proceedings initiated or threatened that may effect the Transaction; and (c) the Company obtains a fairness opinion with respect to the fairness of the Transaction which condition has been complied with.

Indemnification. The Company has agreed to certain indemnification provisions for the benefit of Triarc Restaurant Group and its affiliates, and has agreed to make an offer to all existing franchisees, prior to the Closing, to forgive all royalties outstanding at the Closing in return for a general release to be issued by each franchisee for the benefit of the Company.

No Dissenters' Rights. Under the DGCL, holders of Common Stock are not entitled to dissenters' rights in connection with the Transaction.

Confidentiality and Non-Compete. In connection with the License Agreement, the Company has agreed to certain confidentiality and non-compete provisions.

Assignment of Interests and Franchise Agreements. In connection with the License Agreement, the Company has agreed to certain limitations regarding transfers of its interest in the License Agreement, or transfers of more than a 10% ownership interest in the Company. In addition, the Company has granted Triarc Restaurant Group right of first refusal on any transfer of any interest in the License Agreement. The Company has also granted Triarc Restaurant Group the right and option to acquire the Company's interests in the existing T.J. Cinnamons franchise agreements beginning on the third year following Closing and ending at the end of the fifth year following Closing at no additional consideration to the Company.

Application of Proceeds from the Transaction. The Company intends to use the net proceeds from the base purchase price aggregating $3,540,000 as follows:
$1,510,000 towards the reduction of outstanding indebtedness; $335,000 towards the expenses of the Transaction; and $1,695,000 towards working capital to expand the business being retained by the Company. $1,650,000 of the net proceeds will be paid in the form of a 15 month promissory note and $100,000 of the net proceeds will be paid in the form of a 24 month promissory note both of which may be reduced by conditional off-set rights in the Purchase Agreement.

Tax Consequences to the Company. The sale of assets by the Company will be a taxable transaction to the Company. The Company will recognize gain measured by the difference between the amount realized from the sale of the assets and the Company's adjusted tax basis in such assets. Due to the Company's net operating loss carry forwards, the Company estimates that the Transaction will not result in any Federal or State tax liability.

Closing Date and Termination. The closing date for the Transaction (the "Closing") will be August 29, 1996 or such other date as mutually agreed between the Company and the Buyer upon the receipt of the Shareholders approval and satisfaction of other closing conditions.

                              BENEFICIAL OWNERSHIP

     The following table sets forth information, as of July 31, 1996 as to the beneficial ownership of Common Stock (including shares which may be acquired within sixty days pursuant to stock options) of each director of the Company, each nominee for director of the Company and the executive officers of the Company listed in the Summary Compensation Table below, all directors and executive officers as a group and persons known by the Company to beneficially own more than 5% of the Common Stock. Except as set forth below, no person beneficially owns more than 5% of the Common Stock.

                                 Number of Shares                Percent
Name and Address of              of Common Stock               Beneficially
Beneficial Owner (1)             Beneficially Owned (2)           Owned

  Charles Loccisano                  1,130,889  (3)(4)            34.0%
  Alan Gottlich                        255,874  (5)(6)             7.7%
  Philip Friedman                       42,812  (7)                1.3%
  Dan Feldman                          151,309  (8)                4.5%

  All Directors and Executive
  Officers as a group
  (four persons)                     1,580,884  (9)               47.5%


(1) Unless otherwise indicated, the address of each beneficial owner is that of the Company's principal executive offices.
(2) The securities "beneficially owned" by an individual are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission. Accordingly, they may include securities owned by of for, among others, the wife and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options within 60 days after the date of this table. Beneficial ownership may be disclaimed as to certain of the securities. Certain of these shares are held in escrow ("Escrow Shares") and are subject to release on the earlier of (a) the achievement by the Company of certain minimum pre-tax earnings during specified periods, and (b) May 12, 2001. Such shares may be voted but may not be transferred prior to the release from escrow.
(3) Includes 444,195 shares held by The Charles Loccisano Irrevocable Trust f/b/o Marissa Loccisano of which 213,747 are Escrow Shares, and 444,194 shares held by The Charles Loccisano Irrevocable Trust f/b/o Michael Loccisano (jointly referred to as the "Loccisano Trusts") of which 213,747 are escrow shares, with respect to which Mr. Loccisano is the settlor. Mr. Loccisano disclaims beneficial ownership of these shares.
(4) Includes a maximum of 242,500 shares which may be acquired upon the exercise of options exercisable within the next 60 days.
(5) Includes a maximum of 100,000 shares which may be acquired upon the exercise of options exercisable within the next 60 days.
(6) Includes 155,874 shares held by Mr. Gottlich's spouse of which 64,765 are Escrow Shares, as to which Mr. Gottlich disclaims beneficial ownership.
(7) Represents shares that are issuable upon the exercise of options exercisable within the next 60 days.
(8) Includes 11,309 Escrow Shares and a maximum of 15,000 shares which may be acquired upon the exercise of options exercisable within the next 60 days.
(9) Includes a maximum of 400,312 shares which may be acquired upon the exercise of options that are exercisable within the next 60 days.

                                  PROPOSAL ONE
                              ELECTION OF DIRECTORS

     Under the Company's by-laws, the Company's Directors are elected for one year terms until their respective successors are duly elected and qualified. The officers of the Company are appointed by the Board of Directors to hold office until their successors are duly elected and qualified.

     Under the Company's by-laws, the Board of Directors shall consist of not less than three and not more than fifteen directors, such numbers to be set by the Board by resolution. The Board has set the number of directors at four.

     All the nominees are currently serving as directors of the Company. The Company knows of no reason why any nominee would be unable to serve as a director. Each nominee has consented to being named in this Proxy Statement and to serve if elected. If any nominee should for any reason become unable to serve, then all valid proxies will be voted for election of such substitute nominee as the Board may designate.

Information about Directors

     Certain information regarding the nominees for election as directors at this year's Annual Meeting is set forth below.

      Name                         Age          Position with the Company
Charles Loccisano                   47         Chairman, President, Chief
                                               Executive Officer and Director
Alan Gottlich                       35         Vice Chairman, Chief Financial
                                               Officer, Treasurer,
                                               Secretary and Director
Philip Friedman                     49         Director
Dan Feldman                         43         Director

     Charles Loccisano has been the Chairman and the Chief Executive Officer of the Company since its acquisition in June 1992. Since 1980, Mr. Loccisano has principally been engaged in the acquisition, development and/or management of real estate through his ownership and management interest in various entities. One general partnership of which Mr. Loccisano has been a stockholder of the corporate co-general partner since 1990 and a general partner of the other co-general partnership since 1983 is Harmon/Envicon Associates, an entity that syndicated, or acquired general partnership interests in, approximately 90 real estate limited partnerships. During the period commencing June 1987 and ending December 1990, when control and management of Harmon/Envicon Associates rested exclusively with another general partner, approximately 25 of these partnerships either filed for protection under the United States Bankruptcy Code at the sole direction of that general partner or were foreclosed upon. Thereafter, Mr. Loccisano gained management control of Harmon/Envicon Associates and, consequently, the remaining partnerships, 55 of which had not met their debt service obligations under the prior general partner's control. Under Mr. Loccisano's management, 38 of these partnerships filed for protection under the United Bankruptcy Code, 11 of which have been reorganized and have emerged from bankruptcy. Loan payment schedules were renegotiated with lenders with respect to the remaining 17 properties. Thereafter, Mr. Loccisano relinquished day-to-day control over these properties, although he maintains ownership interest in them. Mr. Loccisano has also been the President of a co-general partner of one of the Company's franchisees since 1987. That franchisee has never operated at a profit and closed its bakery in October 1993. The co-general partner of that franchisee, of which Mr. Loccisano is President, filed for protection under the Bankruptcy Code in June 1993. In addition, Mr. Loccisano has been Vice President and director of an entity that owned five Roy Roger restaurants in New Jersey from 1989 to 1994 that operated at a loss since prior to acquisition.

     Alan Gottlich has been the Vice Chairman and Chief Financial Officer of the Company since its acquisition in June 1992. Since 1987, Mr. Gottlich has principally been engaged in the acquisition, development and/or management of real estate through his ownership and management interest in various entities. One such entity in which Mr. Gottlich was an executive officer of the corporate general partner filed for protection under the United States Bankruptcy Code in the first quarter of 1993. Mr Gottlich has also been the Executive Vice President of a co-general partner of one of the Company's franchisees since 1987. That franchisee has never operated at a profit and closed its bakery in October 1993. The co-general partner of that franchisee, of which Mr. Gottlich is Vice President, filed for protection under the United States Bankruptcy Code in June 1993. In addition, Mr. Gottlich has been Vice President of an entity that owned five Roy Rogers restaurants in New Jersey from 1989 to 1994 that operated at a loss since prior to their acquisition. Mr. Gottlich was a staff accountant at Touche Ross & Co., Certified Public Accountants, from 1982 to 1984.

     Philip Friedman has been a Director of the Company since August 1993. Mr. Friedman is the President and principal stockholder of P.Friedman & Associates, Inc. a food management and consulting company based in Rockville, Maryland. While with P. Friedman & Associates Inc., Mr. Friedman has taken interim executive positions with certain clients. He is currently serving as interim President of Panda Management Company, Inc. In 1990, he became the Chief Financial Officer of Service America Corporation during its financial and organizational restructuring. Service America Corporation filed for protection under the United States Bankruptcy Code approximately 18 months after Mr. Friedman resigned as Chief Financial Officer. Mr. Friedman serves as a director of Eateries, Inc., a company engaged in the development, operation and franchising of full-service restaurants, and Home Town Buffet, Inc. , developers and operators of buffet style restaurants.

     Dan Feldman has been a Director of the Company since May 1994. Mr. Feldman has also been the President and Chief Executive Officer of Churchill Livingstone, Japan K.K. a medical communications company serving the healthcare industry, for more than the last five years. Mr. Feldman has also been a director of The Longman Group, an affiliate of Pearson, P.L.C., since January 1994.

Directors' Meetings

     The Board of Directors met 4 times during the fiscal year 1995. Each Director attended more than 75% of the combined number of meetings of both the Board of Directors and of any committees of the Board on which the Director served.

Committees of the Board of Directors

     The Board of Directors has established compensation, audit and option committees. The Compensation Committee consists of Philip Friedman and Charles Loccisano. The Audit Committee and the Option Committee consist of Philip Friedman. The Audit Committee, the Compensation Committee and the Option Committee held no meetings in fiscal 1995.

     The Audit Committee reviews and examines detailed reports of the Company's independent public accountants; consults with the independent public accountants regarding internal accounting controls, audits results and financial reporting procedures; recommends the engagement and continuation of engagement of the Company's independent public accountants; and meets with, and reviews and considers recommendations of, the independent public accountants.

     The Compensation Committee reviews the performance of senior management and key employees whose compensation is the subject of review and approval by the Committee; periodically reviews and recommends to the Board of Directors compensation arrangements for senior management and key employees; and periodically reviews the main elements of, and administers, the Company's compensation and benefit programs, other than the 1993 Stock Option Plan.

     The Option Committee administers the 1993 Stock Option Plan and, to the extent provided by such Plan, determines the persons to whom options are granted, the exercise price, term and number of shares covered by each option to be granted. In addition, the Option Committee exercises all discretionary power regarding the Plan's operations.

Advance Notice For Director Nominations

     The Company's By-Laws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or to propose business for consideration at such meeting, notice must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. However, in the event that less than 70 days prior notice of the date of the meeting is given to stockholders, notice by the stockholders must be received not later than 10 days after notice of the meeting has been given. Based on the scheduled meeting date for this year's annual meeting, in order for a stockholder to propose director nominations at the 1997 Annual Meeting, the stockholder must deliver notice to the Secretary between May 27, 1997 and June 27, 1997. Any stockholder desiring a copy of the Company's Certificate of Incorporation will be furnished one without charge upon written request to the Secretary.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth the total annual compensation paid or accrued by the Company for services in all capacities for the Chief Executive Officer for the fiscal years ended December 31, 1995, 1994 and 1993. No other executive officers of the Company who were serving as such at the end of such fiscal years received salary and bonus in excess of $100,000.

                                                       Long Term Compensation
                         Annual Compensation           Other         Awards
Name and Principal                                     Annual      Securities
Position               Year    Salary   Bonus          Comp.*      Underlying
                                                                    Options

Charles Loccisano,     1995    101,682   7,000         $12,000      192,500
Chairman, President    1994    114,711    -0-            9,000        -0-
and Chief Executive    1993     84,125    -0-            -0-         50,000
Officer

* These amounts represent reimbursable automobile expenses.

Stock Option Grants in Last Fiscal Year

                    Number of        % of Total      Exercise       Expiration
                    Securities       Options         or Base           Date
                    Underlying      Granted to       Price
                     Options       Employees in
                     Granted       Fiscal 1995
Name
Charles Loccisano,   192,500          53.1%           $1.73       May 31, 2000
President and
Chief Executive
Officer

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End Option Values


                                                            Value of
                                             Number of      Unexercised
                                            Unexercised     In-The-Money
                                              Options       Options at
                                            at 12/31/95      12/31/95
                     Shares
                    Acquired     Value
                        on      Realized    Exercisable/    Exercisable/
Name                 Exercise               Unexercisable   Unexercisable
Charles Loccisano,      0           0       $242,500 / 0     $148,225 / 0
Chairman,
President and
Chief Executive
Officer


Director Compensation in Last Fiscal Year

The Company provides compensation to non-employee directors at the rate of $500 per day for meetings attended, and reimbursement of travel and other expenses incurred in attending meetings. In addition, non-employee directors are entitled to stock options under the Company's 1993 Stock Option Plan.

During the last fiscal year, Alan Gottlich, Philip Friedman and Dan Feldman were each granted 15,000 stock options with an exercise price of $1.57 per share of Common Stock as compensation for their serving as directors, and Philip Friedman was granted an additional 10,000 stock options with an exercise price of $1.57 per share of Common Stock as compensation for consulting services rendered to the Company during 1995. No other compensation was paid to the directors during 1995.

All forms and reports with respect to directors and executive officers of the Company have not been timely filed with the Securities and Exchange Commission relating the grants of stock options and transfers of Common Stock by Dan Feldman. The Company is in the process of preparing filings for the grants of stock options.

                                  PROPOSAL TWO
                                 THE TRANSACTION

The Company

     The Company is one of the first operators and franchisors of retail bakeries specializing in gourmet cinnamon rolls and related products, with 50 bakeries operating throughout the United States on March 31, 1996, 49 of which are franchised and one of which is owned and operated by the Company.

     The Company also has 35 limited concept bakeries operating under license agreements. Thirty three of these locations are self serve modular units operating in Texaco Starmart Convenience Stores under a license agreement with Yogen Fruz World-Wide, Inc. (formerly Brice Foods, Inc.), the owners of I Can't Believe Its Yogurt, one of these units is a limited menu bakery operating in the Six Flags Great Adventure theme park in Jackson, New Jersey, and one of these locations is a limited menu bakery operating in a United Petroleum Car Care Center located in Tennessee.

Background of the Transaction

     Current management acquired the Company from its founders in June, 1992 for an aggregate purchase price of approximately $2.2 million representing the purchase of stock and the assumption of the Company's liabilities. In June, 1992, the Company had approximately 100 franchised bakery locations and four Company-owned bakery locations, and had not offered to sell new franchise units since 1989. Simultaneously with the 1992 acquisition, the Company entered into a strategic manufacturing and licensing agreement with Heinz which provided the Company $1,425,000 in advance royalty payments which was used towards the purchase price. The balance of approximately $700,000 was funded by the capital contributions from the shareholders of the Company.

     The Company's business strategy with Heinz was twofold: (1) to convert all the existing retail bakery locations from a scratch method of production to a frozen dough "proof and bake" method of production yielding a multiple of advantages including reduced labor, ease of operations, limited employee training, cleaner bakeries, enhanced control systems, etc., and (2) to market a T.J. Cinnamons branded product line targeted for sale to the in-store bakeries of large supermarket chains. The Heinz agreement provided payments of manufacturing and licensing royalties to the Company, with all royalties earned by the Company to be first applied against the $1,425,000 advanced royalty until fully repaid.

     Based upon Heinz's sizable infrastructure and vast distribution capabilities, the Company anticipated that Heinz would roll-out the bakery conversion program and supermarket sales program in a short time frame resulting in significant royalty revenues to the Company. Management anticipated that this royalty income would allow it to obtain financing in order to fund the Company's working capital necessary to build the infrastructure necessary to expand the T.J. Cinnamons bakery system through franchise sales.

     For a period of twelve months following the acquisition of the Company, the new management worked together with Heinz to develop the frozen dough cinnamon roll products. During this same period, Heinz marketed the "proof and bake" frozen dough products in approximately 1,000 supermarket locations. Both strategies did not reach the Company's original expectations which would have funded the payback terms of the Heinz royalty advance. The Company believes that there were a number of issues that Heinz did not anticipate regarding the frozen dough rollout, such as: (i) continued research and development to replicate the appearance, taste and texture of the cinnamon roll manufactured on a automated production line; (ii) the sensitivity of distribution of a frozen yeast product;
(iii) the need for continued training of part-time employees regarding the baking procedures and operating guidelines of frozen dough; and (iv) the additional marketing costs needed to facilitate a national rollout. In order to produce a product that was less difficult to prepare, Heinz developed a fully baked and packaged product shipped through frozen distribution for "thaw and serve" use by in-store bakeries in supermarkets. Although this product had broad sales potential, Heinz did not have the facilities necessary to automate the production of this product, and was forced to use a co-packer to produce the product on a semi-automated line. This resulted in a significant reduction in the profit margins and a lack of aggressive marketing support by Heinz.

     By the end of 1992, the Company relocated its headquarters from Kansas City, Missouri to New Jersey and hired a new management team. Given the inability to successfully implement the Company's business plan as it related to Heinz, the Company was not able to pursue its franchise expansion plans and it began to actively explore financing options in early 1993. The Company's business plan has centered on leveraging its brand equity to expand distribution by implementing three interrelated strategies (i) expanding the Company's franchise system; (ii) exploring opportunities to offer the Company's products in non-traditional retailing environments including multi- branding pursuant to strategic licensing relationships with other retailers that command brand loyalty; and (iii) expanding opportunities to offer the Company's cinnamon roll and related products in supermarkets and other grocery outlets.

     After almost a year of pursuing financing alternatives, the Company completed a bridge loan financing in December, 1993 in the amount of $675,000, and on May 12, 1994 the Company completed an IPO of Common Stock, Class A Warrants and Class B Warrants resulting in net proceeds to the company of $3.9 million. With net proceeds from the initial public offering after expenses of the offering and the repayment of indebtedness of approximately $2.3 million, the Company successfully completed a re-imaging of the T.J Cinnamons logo and product packaging, and a re-design of its bakeries, and began its franchise sales effort after having completed and filed its Uniform Franchise Offering Circular in all States that require registration.

     The Company advertised for franchises in the Wall Street Journal and the Nations Restaurant News, and received over 2,000 inquires for its franchise program. By March 1995, the Company had sold two franchises to new franchisees, and two franchises to existing franchisees. During this period, the Company maintained an expanded staff necessary to support its franchise growth and show its credibility to prospective franchisees. This increase in overhead resulted in a decline in the Company's working capital, and a continuing net operating loss and cash flow deficit. These deteriorating financial conditions were the primary obstacle in the Company's ability to sell more franchises, and the existing franchise system declined to 60 bakeries by June 30, 1995.

     By June 1995,  the  Company  had  depleted  its cash  resources,  and began experiencing financial difficulties resulting from a negative working capital balance. The Company was forced to implement a cost reduction program resulting in a significant decline in operating expenses, and in an effort to obtain long term financing to continue to develop the Company's business strategies, the Company retained the Corporate Finance Group at Arthur Andersen LLP to act as its financial advisor in connection with the exploration of strategic alternatives available to the Company, including a possible equity or debt financing, merger, sale of all or part of the Company, or other similar transaction.

     Arthur Andersen LLP assisted the Company in identifying approximately 250 corporations and individual investors who were believed to have a possible strategic interest in the Company. Initial letters describing the Company were mailed to all of these prospects, resulting in 43 respondents all of which signed confidentiality agreements. Arthur Andersen LLP assisted the Company in the preparation of a detailed information memorandum on the Company which was mailed to the 43 respondents. The Company, with Arthur Andersen LLP's assistance, engaged in active discussions and negotiations with five prospective companies. Arby's, Inc. d/b/a Triarc Restaurant Group the only prospect to provide the Company with a formal written offer, was the largest of the five prospects, both in terms of financial and operational resources as well as numbers of restaurant locations. Triarc Restaurant Group was also the most co-branding oriented out of the prospects, sharing with the Company a coherent business strategy to develop co-branded T.J. Cinnamons/Arby's locations, thus maintaining the T.J. Cinnamons identity, and further expanding the T.J. Cinnamons brand awareness.

     In January, 1996 the Company announced that it had reached an agreement in principle with Triarc Restaurant Group for the sale of its intellectual property and a simultaneous license of certain of the intellectual property back to the Company for the purposes of continuing to operate one existing bakery location, continuing to expand distribution of T.J. Cinnamons products through retail grocery outlets, and continuing to act as franchisor and licensor under the existing franchise and license agreements, although day-to-day management responsibilities will be assumed by the Buyer pursuant to a management agreement. From January, 1996 to May, 1996 the Company engaged in negotiations with the Buyer, and on June 3, 1996, the Company executed a definitive agreement for the Transaction as more fully described herein. This transaction continues the Company's overall strategy to leverage its brand equity by expanding distribution of the T.J. Cinnamons product line.

Assets To Be Sold

     The assets to be sold by the Company include a) all of the Intellectual Property owned by the Company which includes the name "T.J. Cinnamons" and other related trade names, trademarks, service marks, logo's, signs, emblems, distinctive recipes, secret formulas and other confidential technical information and trade secrets relating to the T.J. Cinnamons operating system; and b) an assignment of certain manufacturer and distributor agreements.

Purchase Price

     The  aggregate  base  purchase  price  of  the  Intellectual   Property  is
$3,540,000, plus possible contingent payments of up to $5,500,000. See "The Purchase Agreement - Assets to be Sold and Purchase Price".

Continuing Business; Proposed Expansion

     Following the Transaction, the following businesses will be retained by the
Company: (1) the ownership and operation of the Company owned bakery located in Poughkeepsie, New York; (2) the ownership and operation and development of certain license agreements including bakery units in Six Flag Great Adventure theme park locations, (3) the existing and future development of wholesale distribution of T.J. Cinnamons branded products to grocery outlets pursuant to the License Agreement, and (4) to continue to act as franchisor and licensor under the existing franchise and license agreements, although day-to-day management responsibilities will be assumed by the Buyer pursuant to a management agreement.

     The Company intends to focus its attention to assist, if necessary, Triarc Restaurant Group in its development and expansion of the T.J. Cinnamons/Arby's co-branded restaurant units, and to set up a program for the expansion of the wholesale distribution of the T.J. Cinnamons branded products. The Company also intends to continue to own and operate the Poughkeepsie bakery and expand the Six Flags Great Adventure theme park program to all Six Flags Great Adventure locations in the country. Following the Transaction, the Company will evaluate the feasibility of remodelling the Company owned bakery in order to upgrade to the new image. The Company intends to use this bakery as a base for conducting product testing, sales presentations, and consumer marketing studies.

     The Company will provide assistance, if necessary, to Triarc Restaurant Group to ensure a successful roll- out of its expansion plans. Towards this goal, the Company also would seek to locate viable sources of product that could be used for the Triarc Restaurant Group co-branded restaurant locations.

     The Company and Heinz have reached an agreement in principle to terminate the Trademark and Technology License and Manufacturing Agreement (the "Heinz Agreement") to be effective upon the Closing of the Transaction, which will allow the Company the flexibility it needs to directly engage in manufacturing, sales and distribution of T.J. Cinnamons branded products. Termination of the Heinz Agreement is a condition to Closing of the Transaction.

     In an attempt to test market the sales of freshly baked from scratch cinnamon roll products delivered daily to supermarket chains, during the past six months, the Company has developed a co-packing and distribution relationship for the purposes of manufacturing and distributing its cinnamon roll products to approximately 250 supermarkets on the West Coast. These products are made daily by a West Coast co-packer from the Company's scratch blend based on the same recipe used in the retail bakery locations, and are delivered daily to the supermarkets. This relationship has resulted in monthly sales by the Company to date of approximately $50,000 with a net profit of approximately $5,000 per month. Based on these relationships, the Company has not incurred any additional overhead or investment costs to produce these sales. The Company will seek to expand its wholesale distribution of branded T.J. Cinnamon products by establishing relationships with co-packers and distributors, similar to the relationships it has established on the West Coast, in different regions of the country. The terms of the License Agreement sets forth certain limitations on the Company's ability to engage in wholesale activities. See "License Agreement - Wholesale Distribution".

     The Company further intends to focus its wholesale activities on the CinnaChip products. The Company believes that this product is suited for wholesale distribution because of its extended shelf life, enabling it to be placed through mass production, warehousing and distribution. The Company believes that the CinnaChip product can be prepared in a variety of flavors and, to the Company's knowledge, there is no direct competing product in the marketplace. Limited preliminary testing and presentation of the CinnaChip product in a newly developed packaging has resulted in expressions of interest from various food brokers.

     The Company will also explore possible expansion through strategic acquisition or alliance in order to take advantage of any synergies that it could develop in partnering with a company in the manufacturing, sales, distribution or retailing of bakery products. At this time, no particular acquisition or alliance candidate has been identified.

     There can be no assurances that any of the foregoing expansion plans can be successfully implemented, or will be profitable to the Company. Initially the Company will be a smaller and more specialized entity, and its viability will be dependent on its ability to implement its growth strategies in its remaining businesses.

Opinion of Berwind

     The Board of Directors of the Company has retained Berwind Financial Group, L.P. ("Berwind") to render an opinion as to the fairness to the shareholders of the Company, from a financial point of view, of the consideration to be received by the Company pursuant to the Transaction.

     In arriving at its opinion, Berwind reviewed and analyzed the Purchase Agreement and certain available financial information, internal financial analyses, projections and other information concerning the Company, held discussions with members of senior management of the Company regarding the business and prospects of the Company, and Berwind performed certain analysis on internally prepared projections for the Company based on various assumptions, including (i) the proposed Transaction does not occur, (ii) the proposed Transaction occurs and the Company expands its wholesale activities, and (iii) the proposed Transaction occurs, but there is no expansion of the Company's wholesale activities. In addition, Berwind reviewed the preliminary proxy statement dated June 24, 1996, the auditors report dated February 23, 1996, the Company's obligations to certain creditors as of May 31, 1996 and other factors affecting the future prospects for the Company absent the proposed Transaction.

     In rendering its opinion, Berwind relied upon and assumed, without independent verification, the accuracy, completeness and fairness of all financial and other information that was available to it from public sources and that was provided to it by the Company or their representatives or that was otherwise reviewed by it. With respect to the financial forecasts and other information relating to prospects of the Company, Berwind assumed that such information reflected the best currently available estimates and judgments of the management of the Company as to the likely future financial performance of the Company. Berwind did not make any independent evaluation or appraisal of the assets of the Company, nor was it furnished with any evaluation or appraisal. Berwind's opinion was based solely upon the information available to it and provided by the Company, and upon the prevailing economic, financial, market and other conditions as they existed as of the date its opinion was rendered.

     For services rendered by Berwind in connection with the Transaction, the Company agreed to pay Berwind a total fee of $35,000. In addition, the Company has agreed to reimburse Berwind for reasonable out-of-pocket expenses and to indemnify Berwind and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws.

     The Berwind opinion, prepared for the Company's Board of Directors, is directed only to the fairness to the Company's shareholders as of the date of the opinion letter, from a financial point of view, of the consideration to be received by the Company pursuant to the Purchase Agreement, and does not constitute a recommendation to any shareholder as to how to vote at the Company's 1996 Annual Meeting.

     A  copy  of  the  Berwind   opinion  is  attached  hereto  as  Appendix  B.
Shareholders are urged to read this opinion in its entirety for assumptions made, procedures followed, other matters considered and limits of the review by Berwind.

No Dividend Distributions

     The terms of the Purchase Agreement provide that the Company may not declare or pay a dividend on any class of stock for a period of 12 months following the Closing. The Company has no present intent to pay a special dividend to Stockholders or to otherwise distribute to its Stockholders any proceeds received from the Transaction following the 12 month restriction.

Interests of Management and Certain Stockholders in the Transaction

     Among the conditions to the obligations of the Company under the Purchase Agreement are the delivery of the following executed agreements:

     a) A Confidentiality and Non-Competition Agreement between Buyer and Charles N. Loccisano, the Chairman, Chief Executive Officer, President and Director of the Company ("Loccisano Non-Compete Agreement") requiring Mr. Loccisano to agree to confidentiality and non-compete provisions, which include non-compete provisions that will expire two years following the earlier of the termination of the License Agreement or termination of Mr. Loccisano's association with the Company. The compensation to Mr. Loccisano pursuant to this agreement is $240,000 paid over a 24 month period following the Closing.

     b) A Confidentiality and  Non-Competition  Agreement between Buyer and Alan
     S. Gottlich, the Vice Chairman, Chief Financial Officer, Secretary and Director of the Company, ("Gottlich Non-Compete Agreement") requiring Mr. Gottlich to agree to confidentiality and non-compete provisions, which include non-compete provisions that will expire two years following the earlier of the termination of the License Agreement or termination of Mr. Gottlich's association with the Company. The compensation to Mr. Gottlich pursuant to this agreement is $110,000 paid over a 24 month period following the Closing.

     c) A Stock Sale Restriction Agreement between Buyer and the Charles N. Loccisano Irrevocable Trust F/B/O Michael Loccisano, ("Michael Loccisano Trust"), the assets of which are beneficially owned by Charles Loccisano, the Chairman, Chief Executive Officer, President and Director of the Company, pursuant to which the Michael Loccisano Trust will agree to various restrictions and limitations on sale of its shares of Common Stock. The compensation paid to said trust pursuant to this agreement is $125,000 paid over a 24 month period following the Closing.

     d) A Stock Sale Restriction Agreement between Buyer and the Charles N. Loccisano Irrevocable Trust F/B/O Marissa Loccisano, ("Marissa Loccisano Trust"), the assets of which are beneficially owned by Charles Loccisano, the Chairman, Chief Executive Officer, President and Director of the Company, pursuant to which the Marissa Loccisano Trust will agree to various restrictions and limitations on the sale of its shares of Common Stock. The compensation paid to said trust pursuant to this agreement is $125,000 paid over a 24 month period following the Closing.

     During the period November 1995 through June 1996, the Company has borrowed approximately $125,000 from an affiliates of Charles Loccisano, the Company's Chairman, Chief Executive Officer, President and Director, and Alan Gottlich, the Company's Vice Chairman, Chief Financial Officer and Director in order to continue its operations. These loans will be repaid at Closing out of the proceeds of the Transaction based on terms which were unanimously approved by the Company's Board of Directors, including initial loan fees of 25% and interest at a rate of five points above the Wall Street Journal Prime Rate.

     The Company is currently indebted to Heinz in the amount of approximately $800,000. Based on the agreement in principle to terminate the Heinz Agreement, the Company intends to pay $700,000 out of the proceeds of the Transaction towards a reduction of this indebtedness which will result in the release of the personal guarantee of $750,000 of such indebtedness of Charles Loccisano, the Company's Chairman, President, Chief Executive Officer and Director.

     In July, 1996 the Company entered into a loan agreement with Gelt Financial Corporation providing for a loan to the Company in the amount of $125,000. See "Certain Transactions - Formation and financing of the Company". As additional collateral provided to Gelt, an aggregate of 250,000 shares of the Company's Common Stock held by affiliates of Charles Loccisano, the Chairman and Chief Executive Officer of the Company and Alan Gottlich, the Vice Chairman and Chief Financial Officer of the Company, were pledged to Gelt and limited suretyship agreements were entered into by such affiliates. The Company intends to repay the outstanding balance of this loan out of the proceeds of the Transaction, resulting in the release of the pledged shares of Common Stock and the cancellation of the limited suretyship agreements.

Application of Sale Proceeds

     Net proceeds to the Company in connection with the Transaction will be $3,540,000 plus possible additional payments of up to $5.5 million contingent on the gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's restaurants and a royalty for new full concept bakeries developed by Buyer equal to 1/2% of gross sales.

     The Company currently intends to utilize the net proceeds from the base purchase price as follows:

                                                                Following
                                           At Closing            Closing

Reduction of outstanding
indebtedness                 (1)            $885,000             $625,000
Expenses of the Transaction  (2)             295,000               40,000
Working capital              (3)                   0            1,695,000
                                          ----------           ----------
Total net proceeds           (4)          $1,180,000           $2,360,000


(1) Represents payments of (i) approximately $525,000 to certain past due trade payables, approximately $55,000 of which have been reduced to judgement, within 15 months following Closing, (ii) $700,000 to Heinz Bakery Products pursuant to the terms of the termination of the Trademark and Technology License and Manufacturing Agreement as required under the terms of the Purchase Agreement $600,000 of which will be payable at Closing by direct payment of the Buyer to Heinz, and $100,000 of which will be paid over a period of 24 months following Closing by assignment to Heinz of the $100,000 TJ Holding Company, Inc. promissory note, (iii) $125,000 to Gelt Financial Corporation as a repayment of a short term loan secured by an assignment of franchise royalty income and the pledge of an aggregate of 250,000 shares on the Company's Common Stock held by affiliates of Charles Loccisano, Chairman and Chief Executive Officer of the Company and Alan Gottlich, Vice Chairman and Chief Financial Officer of the Company, and (iv) $160,000 of short-term loans from affiliates of Charles Loccisano, Chairman and Chief Executive Officer of the Company and Alan Gottlich, Vice Chairman and Chief Financial Officer of the Company, which amount will be paid at Closing. The Company has covenanted in the Purchase Agreement that it will pay all outstanding liabilities existing as of Closing within 15 months following the Closing except for liabilities whose creditor/holders release the Buyer.

(2) Represents (i) $200,000 to Arthur Andersen LLP for the fees pursuant to the financial advisory agreement, $160,000 of which will be payable at Closing with the balance of $40,000 paid over a period of 15 months following Closing, (ii) $100,000 for various legal and accounting fees incurred in connection with the Transaction, and (iii) $35,000 to Berwind Financial Group, L.P. for the fees in connection with obtaining the fairness opinion as required under the terms of the Purchase Agreement. In addition, Arthur Andersen LLP will be entitled to receive a fee equal to approximately one (1%) percent of any additional payments received by the Company pursuant to the Transaction.

(3) The Company plans to utilize the working capital to expand the business being retained by the Company and to enter into strategic acquisitions or alliances with operating businesses in the bakery industry, both of which the Company hopes will enhance the value of the Company. Subject to the limitations of the non-compete provisions of the Purchase Agreement, the Company intends to explore any and all appropriate business opportunities. No particular acquisition or alliance candidate has been identified by the Company, nor has the Company explored any such potential acquisitions. The Company intends to invest all unused working capital in secure short term liquid obligations such as certificates of deposit, obligations of the United States Government, etc.

(4) $1,750,000 of the net proceeds from the Transaction will be paid in the form of two promissory notes and may be reduced by conditional rights of off-set in the Purchase Agreement. See "Purchase Agreement - Indemnification".

     After payments at closing of indebtedness and expenses of the Transaction, the Company will have limited working capital remaining of the initial Closing proceeds for the continuation of its business, estimated to be approximately $610,000. Such remaining proceeds will be used in part to pay certain past due payables aggregating approximately $525,000. The Company will rely upon monthly payments of the promissory notes to provide working capital for its continuing operations. Further, as required under the Purchase Agreement, the Company has agreed to offer forgiveness of outstanding franchise royalties receivable, in an amount of up to approximately $150,000, in return for general releases.

Tax Consequences to the Company

     The sale of assets by the Company will be a taxable transaction to the Company. The Company will recognize gain measured by the difference between the amount realized from the sale of the assets and the Company's adjusted tax basis in such assets. Due to the Company's net operating loss carry forwards, the Company estimates that the Transaction will not result in any Federal or State tax liability.

Recommendation of the Board of Directors.

     The Company's Board of Directors has unanimously determined that the terms of the Transaction are in the best interest of the Company and its stockholders, and recommends a vote in favor of the Transaction. In the course of reaching its decision to approve the Transaction, the Board consulted with its legal and financial advisors as well as the Company's management and considered the following factors:

     (1) The oral and written presentation of Berwind that the consideration to be received pursuant to the terms of the Transaction are fair to the shareholders of the Company from a financial point of view.

     (2) The current negative working capital of the Company and resulting lack of financial and operational resources necessary for the continuation or expansion of the Company's business strategies.

     (3) As revealed by the discussions and negotiations with various companies expressing an interest in the Company, Triarc Restaurant Group was the largest, measured in terms of number of restaurant units and financial resources, and demonstrated the most coherent business strategy based on co- branding which retains the T.J. Cinnamons identity and further expands the brand awareness.

     (4) The absence of any written or formal expression of interest by any other third parties regarding a possible acquisition, merger or other strategic transaction with the Company.

     (5)  The lack of success by the Company in its franchising efforts.

     (6) The highly competitive market for the quick service restaurant industry.

     Considering the above factors, the Board concluded that it was unlikely that any purchaser other than Buyer would be willing to pay a price higher than that to be received in the Transaction.

                             THE PURCHASE AGREEMENT

Assets to be Sold and Purchase Price

     The assets to be sold by the Company include a) all of the Intellectual Property owned by the Company which includes the name "T.J. Cinnamons" and other related trade names, trademarks, service marks, logo's, signs, emblems, distinctive recipes, secret formulas and other confidential technical information and trade secrets relating to the T.J. Cinnamons operating system; and b) an assignment of certain manufacturer and distributor agreements.

     The  aggregate  base  purchase  price  of  the  Intellectual   Property  is
$3,540,000 paid as follows:

     a)   $25,000 was paid at the execution of the Purchase Agreement,

     b)   $1,165,000 will be paid at Closing,

     c) $600,000 will be paid at Closing directly to Heinz towards reduction of outstanding indebtedness,

     d) $1,650,000 will be paid in the form of an interest bearing promissory note amortized over a period of 15 months, and

     e) the balance of $100,000 will be paid in the form of an interest bearing promissory note amortized over a period of 24 months.

     The Purchase Agreement further provides:

     a) In the event that system wide gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's restaurants exceed $26.3 million annually, additional payments ("Additional Payments") will be made to the Company based on 2% of gross sales of T.J. Cinnamon branded products in Triarc Restaurant Group's retail outlets (as defined in the Purchase Agreement) over a period of 48 months, and 1% of gross sales for a period of 36 months thereafter. The Additional Payments will not commence prior to 24 months after closing, and the Additional Payments cannot exceed $5.5 million in the aggregate.

     b) Royalty payments to be made by the Buyer to the Company for new full concept bakeries developed by the Buyer in enclosed mall locations modeled on the T.J. Cinnamons system in an amount equal to one half of one percent (1/2%) of the gross sales of T.J. Cinnamon products sold in such bakeries for a period of 20 years following the Closing.

Certain Covenants

     The Company has agreed (a) that it will not declare or pay a dividend on any class of stock for a period of 12 months following the Closing, (b) that it will pay all outstanding liabilities existing as of Closing within 15 months following the Closing unless the Company obtains a general release in favor of the Buyer from any creditor relating to a specific liability with the Buyer having the right to offset amounts with respect to such liabilities not paid as set forth above against Additional Payments due the Company, and (c) that it will terminate its Trademark and Technology License and Manufacturing Agreement with Pro Bakers, Ltd. d/b/a/ Heinz Bakery Products.

Certain Representations and Warranties

     The Company has made certain customary representations and warranties, including among other things, its organization and authority, its authorization to enter into the Purchase Agreement, its ownership and the distinctiveness of the Intellectual Property, its financial condition, the absence of certain changes in its business, its franchises, its compliance with certain government regulations and other laws, the adequacy of the T.J. Cinnamons system, its contracts and commitments, and its disclosures in the Purchase Agreement.

     The Buyer has also made certain customary representations and warranties, including among other things, its organization and authority, its authorization to enter into the Purchase Agreement, and its disclosures in the Purchase Agreement.

Conditions

     The Buyers obligation to consummate the Transaction is conditioned upon satisfaction or waiver of the following conditions at or before the closing: (a) each of the representations and warranties of the Company shall be true in all material respects as of the Closing, (b) the Company shall have performed and complied with all conditions, covenants and obligations of the Purchase Agreement, (c) all corporate and other proceedings required to be taken by the Company to authorize Transaction as contemplated by the Purchase Agreement are completed, (d) all third party consents required by the Company to authorize the Purchase Agreement are received, (d) the Company shall have complied with the bulk sales law of the State of New Jersey, (e) no adverse proceedings shall have been initiated or threatened which may effect the Transaction or Buyer, (f) the Heinz Agreement shall have been irrevocably terminated in writing on terms and conditions agreeable to the Buyer, (g) the Company shall have obtained certain estoppel letters acknowledging that there are no agreements of understandings which would affect the Buyer or the Intellectual Property from its wholesale licensees, co-packers, distributors and other agents, (h) the delivery to Buyer of the executed Loccisano Non-Compete Agreement and the Gottlich Non-Compete Agreement, (i) the delivery to Buyer of the executed Michael Loccisano Trust and Marissa Loccisano Trust Stock Sale Restriction Agreements, and (j) the delivery to the Board of Directors of the Company, with a copy to the Buyer, of an opinion with respect to the fairness to the Transaction to the Company and its shareholders.

     The Purchase Agreement provides that the Buyer is obligated to satisfy or obtain waiver of the following conditions at or before the closing: (a) each of the representations and warranties of the Buyer shall be true as of the Closing,
(b) the Buyer shall have performed and complied with all conditions, covenants and obligations of the Purchase Agreement, (c) all corporate and other proceedings required to be taken by the Buyer to authorize the Purchase Agreement are completed, and (d) no adverse proceedings shall have been initiated or threatened which may affect the Transaction or Seller.

Termination of the Heinz Bakery Products Agreement

     The terms of the Purchase Agreement provide that the Company will terminate the Heinz Agreement. The Company currently owes Heinz approximately $800,000 pursuant to a promissory note dated August 1, 1994. The Company is currently in default under the terms of such promissory note, and has entered into an agreement in principle with Heinz to terminate the Trademark and Technology License and Manufacturing Agreement and satisfy the balance due under the promissory note based on the following terms: (1) Heinz will be paid $600,000 at closing from the proceeds of the Transaction, and (2) Heinz will be issued a promissory note in the amount of $100,000, $50,000 of which is payable and amortized over 24 months with a balloon payment of $50,000 at maturity. The promissory note will be guaranteed by Charles Loccisano, the Company's Chairman, Chief Executive Officer, President and Director.

Indemnification

     The Company is obligated to indemnify the Buyer and its affiliates for, among other things, (a) any misrepresentation made in connection with the Purchase Agreement, (b) all representations and warranties made in connection with the Purchase Agreement for a period of 36 months following the Closing, (c) any claims against the validity, distinctiveness and enforceability of the Intellectual Property, (d) any claims relating to supplier agreements, the liabilities or obligations of the Company, or any claims arising out of any act or omission by the Company in relation to the business operation of the Company either prior to or after the Closing, and (e) any claims by T.J. Cinnamons franchisees against the Company or Buyer for acts or omissions which started prior to Closing and may or may not have continued thereafter.

     The Buyer is obligated to indemnify the Company and its affiliates for, among other things, (a) any misrepresentation made in connection with the Purchase Agreement, (b) all representations and warranties made in connection with the Purchase Agreement for a period of 36 months following the Closing, and
(c) any claims arising out of any act or omission by the Buyer in relation to the business operation of the Buyer either prior to or after the Closing.

     The Purchase Agreement provides for an offer to all existing T.J. Cinnamons franchisees to forgive all royalties outstanding and owed to the Company at the Closing (estimated to be approximately $200,000) and for a period of six months following the Closing, in exchange for a general release against the Company for all liabilities from all past acts or omissions up to and including the Closing.

     The Purchase Agreement further provides that Buyer shall be entitled to a right of offset against the promissory note payments and additional payments equal in a monthly amount, per claim, of 10% of any indemnified claim or $20,000, whichever is less. The offset amounts will be held in escrow until a final determination of liability at which time such offset amounts will be paid to the claimant if there is a liability, or to the Company if there is not.

Termination

     The Purchase Agreement may be terminated, and the Transaction abandoned at any time prior to the Closing, (a) by mutual written agreement between the Company and Buyer, (b) by the Company or Buyer in the event of an uncured material breach, (c) if satisfaction of any condition of either the Company or Buyer becomes impossible, or (d) at any time after October 31, 1996 by the Company or Buyer if a closing has not occurred by said date.

Non-Compete and Stock Sale Agreements

     Pursuant to the terms of the Purchase Agreement, the Buyer has required as a condition of Closing, the delivery of the following executed agreements:

a)   A Confidentiality and  Non-Competition  Agreement between Buyer and Charles
     N. Loccisano, the Chairman, Chief Executive Officer, President and Director of the Company, requiring Mr. Loccisano to agree to confidentiality and non-compete provisions, which include non-compete provisions that will expire two years following the earlier of the termination of the License Agreement or termination of Mr. Loccisano's association with the Company. The compensation to Mr. Loccisano pursuant to this agreement is $240,000 paid over a 24 month period following the Closing.

b) A Confidentiality and Non-Competition Agreement between Buyer and Alan S. Gottlich, the Vice Chairman, Chief Financial Officer, and Director of the Company, requiring Mr. Gottlich to agree to confidentiality and non-compete provisions, which include non-compete provisions that will expire two years following the earlier of the termination of the License Agreement or termination of Mr. Gottlich's association with the Company. The compensation to Mr. Gottlich pursuant to this agreement is $110,000 paid over a 24 month period following the Closing.

c) A Stock Sale Restriction Agreement between Buyer and the Michael Loccisano Trust, the assets of which are beneficially owned by Charles Loccisano, the Chairman, Chief Executive Officer, President and Director of the Company, pursuant to which the Michael Loccisano Trust will agree to various restrictions and limitations on the sale of its shares of Common Stock. The compensation paid to said trust pursuant to this agreement is $125,000 paid over a 24 month period following the Closing.

d) A Stock Sale Restriction Agreement between Buyer and the Marissa Loccisano Trust, the assets of which are beneficially owned by Charles Loccisano, the Chairman, Chief Executive Officer, President and Director of the Company, pursuant to which the Marissa Loccisano Trust will agree to various restrictions and limitations on the sale of its shares of Common Stock. The compensation paid to said trust pursuant to this agreement is $125,000 paid over a 24 month period following the Closing.

LICENSE AGREEMENT

     Grant. Simultaneously with the Closing, the Buyer will grant Triarc Restaurant Group a license to use and license others to use the Intellectual Property, and Triarc Restaurant Group will in turn enter into a License Agreement with the Company granting the Company the right to use the Intellectual Property for (a) the sale of T.J. Cinnamons branded products through wholesale channels of distribution, (b) to continue to operate the company-owned T.J. Cinnamons bakery located in Poughkeepsie, New York, (c) to continue to operate and develop bakery units in Six Flags Great Adventure theme parks, and (d) to continue to act as franchisor and licensor under the existing T.J. Cinnamons franchise and license agreements (although day-to-day management responsibilities will be assumed by Buyer pursuant to a Management Agreement as more fully described herein). The wholesale licensing rights are for the United States and any foreign country if the Company pays for the costs and expenses of securing trademark registrations and necessary government approvals in such foreign country.

     Term. The term of the License Agreement will be for an initial term of 20 years, together with three 20 year renewal options, and one 19 year renewal option which renewal options are subject, in each instance, to the Company's compliance with the terms of the License Agreement and executing a general release against the Licensor.

     Wholesale Distribution. The Company will have the right to distribute approved wholesale products to supermarket chains approved by Triarc Restaurant Group. Supermarket chains include grocery stores, warehouse stores, combination stores and wholesale club stores with annual sales exceeding $2 million, but do not include convenience stores. A list of wholesale products have been pre-approved and included as an exhibit to the License Agreement ("Approved TJC Wholesale Products"). The Approved TJC Wholesale Products include seven sizes of cinnamon rolls, seven flavor varieties of cinnamon rolls, three flavor varieties of CinnaChip's, and three flavor varieties of CinnaLoaf breads. The cinnamon roll products can be sold in 4-pack, 6-pack and 12-pack containers or other containers approved by Triarc Restaurant Group. The Company may request that other packaged, not fresh baked, T.J. Cinnamons products be approved by Triarc Restaurant Group as Approved TJC Wholesale Products. Triarc Restaurant Group may modify the list of Approved TJC Wholesale Products at their reasonable discretion, however, Triarc Restaurant Group may not eliminate or disapprove a previously Approved TJC Wholesale Product if such product represents a "significant percentage" of the Company's wholesale business as defined in the License Agreement. The Company and Triarc Restaurant Group have agreed to include a list of pre-approved supermarket chains as an exhibit to the License Agreement, which will be finalized prior to Closing. Thereafter, the Company may request that other supermarket chains be approved, which approval shall not be unreasonably withheld.

     The License Agreement provides that for a period of 45 months following the Closing, Triarc Restaurant Group may not sell any Approved TJC Wholesale
     Products to any supermarket chain to which the Company has been, and continues selling. Triarc Restaurant Group may sell other products to wholesale accounts during this period provided Triarc Restaurant Group pays the Company a 2% royalty based on the wholesale sales to these supermarket accounts.

     Compliance with Standards and Specifications. The Company is obligated to comply with Triarc Restaurant Group's standards and specifications for the preparation, manufacture, packaging, distribution, advertising and promotion of the approved wholesale products, and to use the Intellectual Property only to the extent provided for in the License Agreement.

     Termination. The License Agreement may be terminated by Triarc Restaurant Group, but only after prior notice has been given to the Company and the Company has had an opportunity to cure, if (a) the Company fails to comply with any of the standards and specifications prescribed by Triarc Restaurant Group, (b) the Company fails to pay royalties when due, (c) the Company materially breaches any covenant, promise or obligation in the License Agreement, or (d) if either party to the License Agreement becomes insolvent, makes an assignment for the benefit of creditors, or files a voluntary or involuntary petition in bankruptcy.

     New Products Developed by Purchaser. If Triarc Restaurant Group develops new products, and such products are offered to the Company and the Company uses such products for wholesale distribution, then the Company will pay Triarc Restaurant Group a new product royalty fee, equal to 2% for the first two years and 3% thereafter, of the gross sales of the new products sold by the Company.

     Use of Proprietary Marks. The Company shall use the all T.J. Cinnamon proprietary marks only to the extent permitted in the License Agreement. Immediately following Closing, the Company will not use the T.J. Cinnamons proprietary marks as part of its corporate name, and will execute and file with all appropriate state and local agencies, a change of name notice.

     Confidentiality, Non-Disclosure and Non-Compete. In the License Agreement, the Company has agreed to protect the confidentiality of the Intellectual Property. The Company has also covenanted and agreed that for the term of the License Agreement and for a period of two years following the termination of the License Agreement, it will not either directly or indirectly own, maintain, operate, directly engage in, or have any interest in (a) any business which is engaged in the manufacture, baking, distribution of predominantly cinnamon bakery products, (b) any retail business with more than 20% of its gross sales derived from bakery products, and (c) any wholesale business that distributes bakery products to competitors of Triarc Restaurant Group being defined as the top 100 chain restaurants listed by Nations Restaurant News excluding hotels. The Loccisano Non-Compete Agreement and the Gottlich Non-Compete

     Agreement have similar terms as described herein.

     Indemnification. The Company is obligated to indemnify Triarc Restaurant Group and its affiliates for (a) any material breach of any covenant, representation, or warranty under the License Agreement, (b) any third party claims arising out of the Company's manufacture, production, marketing, sale, purchase, or distribution activities, and (c) any occurrence at any T.J. Cinnamons bakery operated by the Company.

     Assignment of Interests. The Company may not transfer, assign, convey, give away, pledge, or encumber any rights in the License Agreement (collectively referred to as "Transfer"), nor shall the Company permit a Transfer of more than a 10% ownership interest in the Company, without Triarc Restaurant Group's prior written consent which will not be unreasonably withheld. In addition, the Company has granted Triarc Restaurant Group a right of first refusal on any Transfer of any interest in the License Agreement.

     Assignment  of  Franchise  Agreements.   The  Company  has  granted  Triarc
     Restaurant Group the right and option to acquire all of the Company's rights, title and interest in and to the existing T.J. Cinnamons franchise agreements beginning on the third year after the Closing and ending at the end of the fifth year following the Closing at no additional consideration to the Company.

MANAGEMENT AGREEMENT

     Term. The Management Agreement, pursuant to which the Buyer shall become the manager of the T.J. Cinnamons franchise and license system, shall commence on the Closing, and shall expire as of the date of expiration or termination of the last franchise or license agreement remaining in effect from the list of franchise agreements at Closing.

     Compensation. In consideration of its duties as manager, Buyer will paid an amount equal to retain all of the royalty fees paid by franchisees under each of the existing franchise agreements.

                              T.J. CINNAMONS, INC.
                                  BALANCE SHEET

                                                                                Dec. 31,       Mar. 31,
                                                                                  1995            1996
                                                                               (Audited)      (Unaudited)

                            ASSETS
Current Assets:
    Cash and cash equivalents                                                 $    51,677    $    31,851
    Accounts receivable, less allowance for doubtful accounts                     179,066        194,731
    Prepaid expenses and other current assets,net                                  28,065         57,285
                                                                              -----------    -----------
        Total current assets                                                      258,808        283,867

Property and Equipment, less accumulated
        depreciation and amortization                                              49,644         46,597

Excess of Cost over Fair Value of Net Assets Acquired                           2,348,374      2,312,794

Organization Costs and Trademarks, at cost, less
  accumulated amortization                                                         15,973         13,739
Franchise Offering Costs, less accumulated amortization                           106,126         93,766
Deferred Income Tax Asset, net of valuation allowance                                --             --
Other Assets                                                                        1,230          1,230
                                                                              -----------    -----------
    Total Assets                                                              $ 2,780,155    $ 2,751,993
                                                                              ===========    ===========


               LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                                     $   590,505    $   587,146
    Current maturities of long-term debt                                          802,708        809,780
    Notes payable from affiliate of stockholder                                    23,848         74,209
    Other current liabilities                                                      67,500         97,538
                                                                              -----------    -----------
        Total current liabilities                                               1,484,561      1,568,673

Long-Term Debt, net of current maturities                                          14,000         14,000
                                                                              -----------    -----------
    Total liabilities                                                           1,498,561      1,582,673
                                                                              -----------    -----------


                     STOCKHOLDERS' EQUITY

Preferred Stock                                                                      --             --
Common Stock                                                                       29,109         29,109
Additional paid-in capital                                                      6,704,421      6,704,421
Accumulated deficit                                                            (5,451,936)    (5,564,210)
                                                                              -----------    -----------
    Stockholders' equity                                                        1,281,594      1,169,320
                                                                              -----------    -----------
    Total Liabilities and Stockholders' Equity                                $ 2,780,155    $ 2,751,993
                                                                              ===========    ===========

                        SEE NOTES TO FINANCIAL STATEMENTS

                              T.J. CINNAMONS, INC.
                             STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                              For the Three Months
                                                                 Ended March 31,
                                                              1995             1996
Revenue:
    Sales from Company-owned stores and wholesale sales   $   138,300    $   230,003
    Royalties and licensing fees                              144,120        144,067
    Other                                                           0         16,679
                                                          -----------    -----------
        Total revenue                                         282,420        390,749


Operating expenses:
    Cost of goods sold                                        109,720        192,638
    Selling, general and administrative                       524,825        294,107
                                                          -----------    -----------
        Total operating expenses                              634,545        486,745
                                                          -----------    -----------


Loss from operations                                         (352,125)       (95,996)
                                                          -----------    -----------


Other income (expense):
    Interest expense, net                                     (13,784)       (17,125)
    Loss from equipment disposal                              (14,762)             0
    Other income                                                    0            668
                                                          -----------    -----------
        Total other income (expense)                          (28,546)       (16,457)
                                                          -----------    -----------

Net loss                                                  ($  380,671)   ($  112,453)
                                                          ===========    ===========

Net loss per common share                                 ($     0.13)   ($     0.04)
                                                          ===========    ===========

Weighted average number of
    common shares outstanding                               2,918,635      2,910,833
                                                          ===========    ===========

                        SEE NOTES TO FINANCIAL STATEMENTS

                              T.J. CINNAMONS, INC.
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                                             For the Three Months
                                                                                Ended March 31,
                                                                              1995         1996

Cash flow from operating activities:
    Net loss                                                               ($380,671)   ($112,453)
    Adjustments to reconcile net loss to net cash used in
    operating activities:
        Depreciation and amortization                                         47,716       53,400
        Licensing revenue                                                    (14,575)      (7,500)
        Provision for doubtful accounts                                       12,199       10,315
        Loss from disposal of equipment                                       14,762            0
        Noncash interest expense                                              16,024       14,572
        Changes in operating assets and liabilities:
        (Increase) decrease in accounts receivable                            26,119      (25,980)
        (Increase) decrease in prepaid expenses and other current assets       4,010      (29,220)
        (Increase) decrease if franchise offering costs                      (56,492)           0
        (Increase) decrease in other assets                                      740            0
        Increase (decrease) in accounts payable and accrued expenses        (100,947)      (3,359)
        Increase (decrease) in other current liabilities                      17,500       30,038
                                                                           ---------    ---------
        Net cash used in operating activities                               (407,158)     (70,186)
                                                                           ---------    ---------


Cash flows from investing activities:
    Proceeds from the sale of equipment                                        4,560            0
    Purchases of equipment                                                   (27,644)           0
                                                                           ---------    ---------
        Net cash used in investing activities                                (22,994)           0
                                                                           ---------    ---------


Cash flows from financing activities:
    Increase in notes payable                                                      0       50,361
    Payment of long term debt                                                (35,233)           0
                                                                           ---------    ---------
        Net cash provided by (used in) financing activities                  (35,233)      50,360
                                                                           ---------    ---------

Net decrease in cash                                                        (465,384)     (19,826)

Cash at beginning of period                                                  725,046       51,677
                                                                           ---------    ---------
Cash at end of period                                                      $ 259,662    $  31,851
                                                                           =========    =========

                        SEE NOTES TO FINANCIAL STATEMENTS

                              T.J. Cinnamons, Inc.
                          Notes to Financial Statements
                                   (Unaudited)

Note 1 - Basis of Presentation

     The accompanying financial statements have been prepared by the Company, in accordance with generally accepted accounting principles and except for the Balance Sheet at December 31, 1995, all statements are unaudited. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

     Additionally, certain information and footnote disclosures normally included in the Company's audited financial statements prepared in accordance with generally accepted accounting principals have been omitted. It is suggested that these financial statements be read in connection with the financial statements and notes thereto included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1995. There have been no significant changes of accounting policies since December 31, 1995.

     For comparability, certain 1995 amounts have been reclassified, where appropriate, to conform to the 1996 presentation.

Note 2 - Net Loss Per Common Share

     Net loss per common share is calculated by dividing net loss by the weighted average number of shares of common stock outstanding for each period presented. Common stock equivalents have been excluded from the computation of weighted average shares outstanding since their effect would be antidilutive.

Note 3 - Income Taxes

     No provision (credit) for income taxes has been made for the three months ended March 31, 1996 and 1995 as the Company has net operating losses. These net operating losses have resulted in a deferred tax asset at March 31, 1996. Due to the uncertainty regarding the ultimate amount of income tax benefits to be derived from the Company's net operating losses, the Company has recorded a valuation allowance for the entire amount of the deferred tax asset at March 31, 1996.

Note 4 - Grants of Stock Options

     On May 31, 1995, options to purchase an aggregate of 362,500 shares of common stock were granted to various employees, officers and directors of the Company under the 1993 Stock Option Plan.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report.

     RESULTS OF OPERATIONS (for the three month period ended March 31, 1996 compared to the three month period ended March 31, 1995).

     The following tables set forth the components of the Company's revenue:

                                              Three Months Ended March 31,
                                             1995                      1996

     Company-owned bakery sales             $138,300                   $60,167
     Product sales                                 0                   169,836
     Franchise royalties                     125,510                   121,508
     Licensing fees                           18,610                    22,559
     Product rebates                               0                    16,679
                                       -------------             -------------
                                            $282,420                  $390,749
                                       =============             =============

     Company-owned bakery sales decreased by 56% to $60,167 for the three months ended March 31, 1996 from $138,300 for the three months ended March 31, 1995. This sales decrease resulted from the closing of one Company-owned bakery in May 1995. The bakery was closed because it was not profitable as a result of a severe decline in sales due to mall renovations, and management was unable to negotiate favorable lease restructuring terms.

     Product sales of $169,836 for the quarter ended March 31, 1996 are from sales of fresh baked products which are delivered daily to approximately 256 Ralphs Supermarkets on the West Coast. The Company is currently utilizing a West Coast co-packer to manufacture and distribute these fresh-baked T.J. Cinnamons products.

     Franchise royalty revenue decreased by 3% to $121,508 for the three months ended March 31, 1996 from $125,510 for the three months ended March 31, 1995. This decrease in franchise royalties resulted primarily from a decline in the number of franchised bakeries in the system which was partially offset by an improved monitoring of bakeries in the first quarter. There were 51 bakeries on March 31, 1996 as compared with 62 bakeries on March 31, 1995. The majority of these closings have resulted from expirations of lease terms and defaults in royalty obligations in below average volume bakeries. Although the Company has taken a number of measures to prevent future closings of franchised bakeries, there can be no assurance that these declines will not continue in the future.

     Licensing fees increased by 21% to $22,559 for the three months ended March 31, 1996, from $18,610 for the three months ended March 31, 1995. These increases in license fees are primarily from an increase in the sales of "proof and bake" cinnamon rolls utilized in approximately 33 bakery kiosk units in Texaco Starmart locations under a license agreement with the Brice Group.

     Product rebates of $16,679 for the quarter ended March 31, 1996 are from various supplier rebates and commitment fees.

     Cost of goods sold increased by 76% to $192,638 for the three months ended March 31, 1996 from $109,720 for the three months ended March 31, 1995. This increase is primarily the result of the cost of the product sales to a West coast Supermarket chain. The cost of goods sold of Company-owned bakery sales expressed as a percentage of bakery sales were 61% during the three months ended March 31, 1996 as compared to 80% for the same period last year. This decrease resulted primarily from managements focused efforts to manage costs at the Company-owned bakery level.

     Selling, general and administrative expenses decreased by 44% to $294,107 for the three months ended March 31, 1996 from $524,825 for the three months ended March 31, 1995. This decrease is primarily the result of managements implementation of a cost reduction plan which has resulted in significant decreases in corporate payroll and related costs, legal and consulting costs, and corporate office costs.

     Net interest expense increased to $17,125 for the three months ended March 31, 1996 from $13,784 for the three months ended March 31, 1995. This increase in net interest expense results from a increase in borrowing levels.

     LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1996, the Company had a working capital deficiency of approximately $1,300,000. Included in this working capital deficiency is a note payment due to Heinz Bakery Products on July 31, 1996 in an amount equal to approximately $790,000. In order to finance cash flow deficits, an affiliate of one of the principal stockholders of the Company has provided the Company with a loan which balance was $70,000 at March 31, 1996. As of March 31, 1996, the Company had no other line of credit available to it.

     The Company owed approximately $473,800 to various trade and other creditors at March 31, 1996, of which approximately $391,600 was more than 90 days past due. The Company also expects to continue to experience operating cash flow deficits primarily because its current expenses exceed its current revenues. These deficits are currently being funded by loans from an affiliate of one of the principal stockholders and through an increase of short-term liabilities. Although the Company has successfully been able to extend terms with its primary creditors, there can be no assurance that the Company will be able to continue to obtain such favorable terms from its creditors. At March 31, 1996, the Company had accounts receivable net of allowance for doubtful accounts in the amount of $194,700. As a result of the financial difficulties of the Company, it is reasonably possible that the estimate of collectability of the accounts receivable will decrease materially in the near term.

     The Company used net cash in operating activities in the amount of $70,185 for the quarter ended March 31, 1996 as compared to $407,158 for quarter ended March 31, 1995. The Company used no cash in investing activities for the quarter ended March 31, 1996 as compared to $22,994 for quarter ended March 31, 1995. The Company generated net cash in financing activities in the amount of $50,360 for the quarter ended March 31, 1996 resulting from a loan from an affiliate of one of the principal stockholders of the Company as discussed above, as compared net cash used in financing activities in the amount of $35,233 for quarter ended March 31, 1995.

     Since June 1992, Heinz Bakery Products has provided an aggregate of $1,425,000 in advanced royalties to be offset by actual royalties earned, which was used to finance the acquisition of the Company and for working capital. On August 1, 1994, the Company entered into an agreement with Heinz Bakery Products to extend the terms of the advanced royalties repayment schedule. This agreement provides for a repayment of $400,000 of advanced royalties, which has been paid, and extended the repayment of the remaining advanced royalties over 30 months, with interest at the prime rate and minimum payments, including earned royalties, of $130,000 due by April 28, 1995, which amount has not been paid to date, and an additional $395,000 due by July 31, 1996 with the remaining balance due on January 31, 1997. In consideration for this extended payment schedule, royalties payable to the Company from Heinz Bakery Products for sales in excess of $5 million were reduced from 4% to 3%. The balance owed to Heinz Bakery Products as of March 31, 1996 including accrued interest is approximately $789,000. Repayment of $750,000 of the advanced royalties is guaranteed by Charles N. Loccisano, Chairman of the Company and his wife.

     In order to meet its short term cash requirements, the Company has negotiated commitment fees and marketing rebates from a number of its suppliers. In the forth quarter of 1995, the Company sought a private placement financing transaction to meet its short term capital needs, but was unable to successfully consummate such transaction. In July, 1996, the Company borrowed $125,000 from Gelt Financial Corporation ("Gelt") pursuant to the Terms of a Secured Term Loan Note. The loan bears interest at a rate of five percentage points above the prime rate as published in The Wall Street Journal, and has a term which will expire on the earlier of 120 days or the Closing of the Transaction. In order to induce Gelt to provide the loan, the Company paid Gelt a placement fee in the amount of $15,625 and issued Gelt 15,000 shares of the Company's Common Stock. The loan is secured by a UCC-1 Financing Statement granting Gelt an assignment of franchise rents, contract rights and royalty fees, and the pledge of an aggregate of 250,000 shares of the Company's Common Stock held by affiliates of Charles Loccisano, the Company's Chairman, Chief Executive Officer, President and Director, and Alan Gottlich, the Company's Vice Chairman, Chief Financial Officer and Director pursuant to pledge agreements and limited suretyship agreements. This loan represents a bridge loan providing the Company with financial resources to continue its existing operations through the expected Closing of the Transaction.

     In an effort to obtain the long term resources necessary to fully develop the Company's business strategies, the Company retained the Corporate Finance Group at Arthur Andersen LLP in June, 1995 to act as its financial advisor to assist the company in connection with the exploration of strategic alternatives available to the Company including a possible merger or sale of all or part of the Company. As a result of this engagement, in January 1996, the Company reached a non-binding agreement in principle with Triarc Restaurant Group resulting in the Transaction as set forth in Proposal Two more fully described herein.

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

On June 3, 1996, the Company entered into a Purchase Agreement with TJ Holding Company, Inc. to sell the intellectual property representing substantially all of the operating assets of the Company. The Agreement provides for the sale to close after approval by the Company's Stockholders. In July, 1996, the Company closed on a bridge loan with Gelt Financial Corporation in the amount of $125,000.

The following Unaudited Pro Forma Financial Statements are based upon the historical statements of the Company adjusted to give effect to the Transaction and the bridge loan.

The Unaudited Pro Forma Balance Sheet as of March 31, 1996 gives effect to the elimination of the disposed assets assuming that the disposition had taken place on March 31, 1996 and the cash proceeds had been received at that time.

The Unaudited Pro Forma Statements of Operations for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the elimination of the disposed business assuming the disposition of the assets had taken place at the beginning of the periods presented.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable. The Unaudited Pro Forma Financial Statements may not be indicative of the results of operations or financial position that actually would have been achieved or which may be obtained in the future.

                              T.J. CINNAMONS, INC.
               UNAUDITED PRO FORMA BALANCE SHEET AT MARCH 31, 1996

                                                                                     Historical       Adjustment        Pro Forma
                      ASSETS                                                                             (1)
Current Assets:
  Cash and cash equivalent                                                           $    31,851    $ 1,455,000 (1)    $  711,226
                                                                                                       (885,000)(2)
                                                                                                        109,375 (3)
  Accounts receivable, less allowance for doubtful accounts                              194,731       (127,475)(1)        67,256
  Current portion of notes receivable                                                          0      1,400,000 (1)     1,400,000
  Prepaid expenses and other current assets                                               57,285                           57,285
                                                                                     -----------    -----------        ----------
         Total current assets                                                            283,867      1,951,900         2,235,767

Long-term portion of notes receivable                                                          0        350,000 (1)       350,000

Property and Equipment, less accumulated
         depreciation and amortization                                                    46,597                           46,597

Excess of Cost over Fair Value of Net Assets Acquired                                  2,312,794     (1,750,000)(1)       562,794

Organization Costs and Trademarks, at cost, less
accumulated amortization                                                                  13,739        (11,918)(1)         1,821

Deferred Income Tax Asset, net of valuation allowance                                       --                                  0

Franchise Offering Costs                                                                  93,766        (93,766)(1)             0

Other Assets                                                                               1,230                            1,230
                                                                                     -----------    -----------        ----------
         Total Assets                                                                $ 2,751,993    $   446,216       $ 3,198,209
                                                                                     ===========    ===========       ===========

          LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities:
  Accounts payable and accrued expenses                                              $   587,146                      $   587,146
  Current maturities of long-term debt                                                   809,780       (746,000)(2)        63,780
  Notes Payable                                                                           74,209       (125,000)(2)        74,209
                                                                                                        125,000 (3)
  Other current liabilities                                                               97,538                           97,538
                                                                                     -----------    -----------        ----------
         Total current liabilities                                                     1,568,673       (746,000)          822,673

Long Term Debt, net of current maturities                                                 14,000        (14,000)(2)             0
                                                                                     -----------    -----------        ----------
         Total liabilities                                                             1,582,673       (760,000)          822,673
                                                                                     -----------    -----------        ----------

                STOCKHOLDERS' EQUITY
Preferred Stock                                                                             --
Common Stock                                                                              29,109            150 (3)        29,259
Additional paid-in capital                                                             6,704,421         26,100 (3)     6,730,521
Accumulated deficit                                                                   (5,564,210)     1,221,841 (1)    (4,384,244)
                                                                                                        (41,875)(3)
                                                                                     -----------    -----------        ----------
  Stockholders' equity                                                                 1,169,320      1,206,216         2,375,536
                                                                                     -----------    -----------        ----------

         Total Liabilities and Stockholders' Equity                                  $ 2,751,993    $   446,216       $ 3,198,209
                                                                                     ===========    ===========       ===========

              See Notes to Unaudited Pro Forma Financial Statements

                              T.J. CINNAMONS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                    FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                         Minus Pro
                                                         Forma of
                                                         Disposed
                                         Historical        Assets                Pro Forma
                                                            (5)
Revenue:
  Sales                                 $   230,003                         $   230,003
  Royalties, licensing fees and other       144,067       (144,067)(4)                0
  Supplier Rebates                           16,679        (16,679)(4)                0
                                        -----------    -----------          -----------
         Total revenue                      390,749       (160,746)             230,003


Operating expenses:
  Cost of goods sold                        192,638                             192,638
  Selling, general and administrative       294,107        (16,281)(4)          293,451
                                                            15,625 (3)
         Total operating expenses           486,745           (656)             486,089
                                        -----------    -----------          -----------

Loss from operations                        (95,996)      (160,090)            (256,086)
                                        -----------    -----------          -----------


Other income (expense):
  Interest expense, net                     (17,125)       (26,250)(3)          (43,375)
  Other income                                  668                                 668
                                        -----------    -----------          -----------
         Total other income (expense)       (16,457)       (26,250)             (42,707)
                                        -----------    -----------          -----------

Net loss                                ($  112,453)   ($  186,340)         ($  298,793)
                                        ===========    ===========          ===========


Net loss per common share               ($     0.04)                        ($     0.10)
                                        ===========    ===========          ===========


Weighted average number of
         common shares outstanding        2,910,833                           2,925,833
                                        ===========    ===========          ===========

              See Notes to Unaudited Pro Forma Financial Statements

                              T.J. CINNAMONS, INC.
                   UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                              Minus Pro
                                                              Forma of
                                                              Disposed
                                             Historical        Assets          Pro Forma
                                                                (5)

Revenue:
  Sales from Company-owned stores            $   434,063                      $   434,063
  Royalties, licensing fees and other            559,983       (559,983)(4)             0
  Initial franchise fees                          25,510        (25,510)(4)             0
  Other                                           19,533                           19,533

                                             -----------    -----------       -----------
         Total revenue                         1,039,089       (585,493)          453,596


Operating expenses:
  Cost of goods sold                             301,552                          301,552
  Selling, general and administrative          1,738,401       (264,945)(4)     1,489,081
                                                                 15,625 (3)
  Interest expense, net of interest income        65,425         26,250 (3)        91,675

                                             -----------    -----------       -----------
         Total operating expenses              2,105,378       (223,070)        1,882,308
                                             -----------    -----------       -----------


Net loss                                     ($1,066,289)   ($  362,423)      ($1,428,712)
                                             ===========    ===========       ===========


Net loss per common share                    ($     0.37)                     ($     0.49)
                                             ===========                      ===========


Weighted average number of
         common shares outstanding             2,910,833                        2,925,833
                                             ===========                      ===========

              See Notes to Unaudited Pro Forma Financial Statements

NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET AT MARCH 31, 1996 AND FOR THE UNAUDITED STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1995 AND THE THREE MONTHS ENDED MARCH 31, 1996

Balance Sheet

(1) Reflects receipt of the estimated net proceeds and related gain (net of expenses) from the Transaction, the elimination of the assets sold, a reduction of certain indebtedness paid at Closing, and the forgiveness of royalties owed by franchisees.

(2) Reflects  repayments  of  certain  debts as  required  under  the  Purchase
Agreement.

(3) Reflects receipt of the bridge loan net proceeds (after placement fees) and related charge to earnings resulting from the issuance of 15,000 shares of the Company's common stock.

Statement of Operations

(4) Reflects the charge to earnings resulting from the placement fee and the issuance of 15,000 shares of the Company's common stock in connection with the bridge loan.

(5) Reflects the elimination of revenue and operating expenses of the disposed assets for the year ended December 31, 1995 and the three months ended March 31, 1996. Such expenses have been limited to direct operating expenses attributable to such businesses, and do not include any allocation of corporate or administrative costs. The remaining excess of cost over fair value of net assets acquired is being amortized over a 10 year period.

(6) The Company has not recorded any estimated income from the investment of the estimated proceeds from the Transaction. In addition, no tax liability has been recorded resulting from the tax benefit available to the Company from the available carry forward of operating losses.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following is a summary of selected consolidated financial data relating to the Company.
                                                                   Three Months
                                     Year ended December 31            Ended
                               1992     1993       1994    1995   March 31, 1996
                                    (In thousands, except per share data)
Statement of Operations Data:

Revenues                       1,367     1,402     1,764     1,039       391

Expenses                       1,810     2,838     4,271(1)  2,105       503

Net income (loss)               (443)   (1,436)   (2,507)   (1,066)     (112)

Net income (loss) per share     (.25)     (.80)     (.99)     (.37)     (.04)

Weighted average number
  common shares outstanding    1,804     1,804     2,531     2,910     2,910


Balance Sheet Data:

Total assets                   3,389     3,310     3,717     2,780     2,752

Working capital               (1,090)   (3,758)      352    (1,226)   (1,285)

Total liabilities              2,816     4,004     1,369     1,499     1,583

Stockholders equity              573      (693)    2,348     1,282     1,169

- ---------------
(1) Includes a one-time non-cash compensation expense of $1,220,000 in the fiscal year ended December 31, 1994 resulting from the grant of an option by affiliates of the company's Chairman to Dan Feldman, a member of the Board of Directors.

The following is a summary of selected consolidated financial data relating to Triarc Companies, Inc. which is derived from Item 6 of the Triarc Companies, Inc. Annual Report on Form 10K.

                                                                                Eight Months
                                                                                  Ended
                                    Fiscal Year Ended April 30,                December 31,       Year Ended December 31,
                                   1991          1992             1993             1993(3)         1994          1995
                                                          (In thousands except per share amounts)
Revenues                         $ 1,027,162    $ 1,074,703    $ 1,058,274    $   703,541    $ 1,062,521    $ 1,184,221
Operating profit                      23,304         58,552         34,459 (4)     29,969 (5)     68,933 (6)     33,989 (7)
Loss from continuing
 operations                          (17,501)       (10,207)       (44,549)(4)    (30,439)(5)     (2,093)(6)    (36,994)(7)
Income (loss)from
 discontinued operations, net            (55)         2,705         (2,430)        (8,591)        (3,900)          --
Extraordinary items                      703           --           (6,611)          (448)        (2,116)          --
Cumulative effect of changes
 in accounting principles, net          --             --           (6,388)          --             --             --
Net loss                             (16,853)        (7,502)       (59,978)(4)    (39,478)(5)     (8,109)(6)    (36,994)(7)
Preferred stock dividend
 requirements (2)                        (11)           (11)          (121)        (3,889)        (5,833)          --
Net loss applicable to
 common stockholders                 (16,864)        (7,513)       (60,099)       (43,367)       (13,942)       (36,994)
Loss per share:
 Continuing operations                  (.68)          (.39)         (1.73)         (1.62)          (.34)         (1.24)
 Discontinued operations                --              .10           (.09)          (.40)          (.17)          --
 Extraordinary items                     .03           --             (.26)          (.02)          (.09)          --
 Cumulative effect of
  changes in accounting
  principles                            --             --             (.25)          --             --             --
 Net loss per share                     (.65)          (.29)         (2.33)         (2.04)          (.60)         (1.24)
Total assets                         851,912        821,170        910,662        897,246        922,167      1,085,966
Long-term debt                       345,860        289,758        488,654        575,161        612,118        763,346
Redeemable preferred stock              --             --           71,794         71,794         71,794           --  (8)
Stockholders' equity(deficit)         92,529         86,482        (35,387)       (75,981)       (31,783)        20,650(8)
Weighted-average common
 shares outstanding                   25,853         25,867         25,808         21,260         23,282         29,764
- -----------

(1) Selected Financial Data for the fiscal years ended April 30, 1991 and 1992 have been retroactively restated to reflect the discontinuance of the Triarc's utility and municipal services and refrigeration operations in 1993.
(2) Triarc has not paid any dividends on its common shares during any of the periods presented.
(3) Triarc changed its fiscal year from a fiscal year ending April 30 to a calendar year ending December 31 effective for the eight- month transition period ended December 31, 1993 ("Transition 1993").
(4) Reflects certain significant charges recorded in the fourth quarter of Fiscal 1993 as follows: $51,689,000 charged to operating profit; $48,698,000 charged to loss from continuing operations; and $67,060,000 charged to net loss.
(5) Reflects certain significant charges recorded during transition 1993 as follow: $12,306,000 charged to operating profit; $25,617,000 charged to loss from continuing operations; and $34,437,000 charged to net loss.
(6) Reflects certain significant recorded during 1994 as follows: $9,972,000 charged to operating profit representing $8,800,000 of facilities relocation and corporate restructuring and $1,172,000 of advertising production costs that in prior periods were deferred; $4,782,000 charged to loss from continuing operations representing the aforementioned $9,972,000 charged to operating profit, $7,000,000 of costs of a proposed acquisition not consummated, less $6,043,000 of gain on sale of natural gas and oil business, net of tax benefit of $6,147,000; and $10,798,000 charged to net loss representing the aforementioned $4,782,000 loss from continuing operations, $3,3900,000 loss from discontinued operations and a $2,116,000 extraordinary charge.
(7)  Reflects  certain  significant  charges  recorded  during  1995 as follows:
     $19,331,000 charged to operating profit and $15,199,000 charged to loss from continuing operations and net loss.
(8) In 1995 all of the redeemable preferred stock was converted into common stock and an additional 1,011,900 common shares were issued resulting in an $83,811,000 improvement in stockholders' equity (deficit).

The following is a summary of selected consolidated financial data relating to Triarc Companies, Inc. which is derived from the Triarc Companies, Inc. Quarterly Report on Form 10Q.

                        Three Months Ended March 31, 1996
                   (In thousands except for per share amounts)

         Revenues                                     $328,893
         Operating Profit                               25,420
         Extraordinary Charge                           (1,387)
         Net Income                                        398
         Net Income per Share                            $0.01
         Total Assets                                1,037,192
         Long-Term Debt                                757,387
         Stockholders' Equity                           20,798
         Weighted average common
             shares outstanding                         30,284

                           PRICE RANGE OF COMMON STOCK


     As of January 24, 1996, the date before the announcement that the Company and Triarc Restaurant Group reached an agreement in principle, the closing bid prices per share for the Company's Common Stock, Class A Warrants and Class B Warrants, as reported by NASDAQ, were $2 1/2, $1/2 and $5/16 respectively. As of January 25, 1996, the date after the announcement that the Company and Triarc Restaurant Group reached an agreement in principle, the closing bid prices per share for the Company's Common Stock, Class A Warrants and Class B Warrants, as reported by NASDAQ, were $2 7/16, $1/2 and $5/16 respectively.

     As of June 17, 1996, the date before the announcement that the Company and Triarc Restaurant Group executed a Purchase Agreement, the closing bid prices per share for the Company's Common Stock, Class A Warrants and Class B Warrants, as reported by NASDAQ, were $1 15/16, $5/16 and $5/32 respectively. As of June 19, 1996, the date after the announcement that the Company and Triarc Restaurant Group executed a Purchase Agreement, the closing bid prices per share for the Company's Common Stock, Class A Warrants and Class B Warrants, as reported by NASDAQ, were $2, $5/16 and $5/32 respectively.

     As of July 31, 1996, the Company had approximately 850 Stockholders of record.

                                LEGAL PROCEEDINGS


In 1994 the Company terminated the franchise of one Gary Hall for having moved the location of his bakery without authorization and for failing to maintain a retail bakery operation in accordance with the requirements of his Franchise Agreement. Mr. Hall's Franchise Agreement was for operation of a T.J. Cinnamons bakery at North Park Mall, Joplin, Missouri. Mr. Hall was given an opportunity to cure said defaults prior to termination but did not avail himself of same.

Subsequent to his termination, Mr. Hall commenced legal action against the Company in the federal district Court (the "Court") at Kansas City, Missouri demanding (a) recovery of approximately $10,000 in monies delivered by Sam's Wholesale Club to the Company allegedly in payment for sales made by Mr. Hall to Sam's Wholesale Club pursuant to his Franchise Agreement, (b) $50,000 in damages for wrongful termination of his Franchise Agreement, and (c) $20,000 in damages for breach by the Company of Mr. Hall's contractual territorial rights.

The Company, because of its limited financial resources, chose not to retain Missouri counsel to respond to Mr. Hall's legal action but instead instructed its corporate counsel to make a written response, in lieu of an appearance, to the court hearing the matter. The Court chose not to consider the Company's written response and entered a default judgement on May 31, 1996 on behalf of Mr. Hall and as to all of Mr. Hall's claims. The judgment was in the amount of $80,120 plus interest on a portion of same.

The Company believes that Mr. Halls claims for damages for termination of his franchise and loss of territorial rights, aggregating $70,000 are without foundation and the Company's written response to the Court set forth meritorious defenses to same (the Company has conceded that approximately $10,000 in Sam's Wholesale Club payments belonged to Mr. Hall and the Company offered to make payment of same to Mr. Hall). Therefore, the Company has retained local Missouri counsel to (a) file an appeal against the default judgement and (b) enter a motion to set aside the default judgement based on the meritorious defenses that the Court failed to consider. The Company believes that there is a reasonable opportunity for it to prevail either on its appeal and/or its motion.

In addition, the Company is presently and from time to time is involved in routine litigation including litigation with vendors, suppliers, landlords and franchisees. None of these litigations in which the company is currently involved is material to its financial condition or results of operation.

                              CERTAIN TRANSACTIONS

Formation and Financing of the Company

     Signature Acquisition Corp. ("SAC") was formed in October 1991, for the purpose of acquiring Signature Foods, Inc. ("SFI"), the predecessor to the Company, from prior management on behalf of affiliates of current management and other investors. Charles Loccisano, Chairman, Chief Executive Officer, President and a Director of the Company, and Alan Gottlich, Vice Chairman, Chief Financial Officer, and a Director of the Company, are founders of SAC. Affiliates of Messrs. Loccisano and Gottlich purchased SAC shares that were exchanged for 1,013,389 shares and 155,874 shares of Common Stock, respectively, in connection with the merger exchange described below, for $.77 per share, and $.10 per share, respectively. In addition, Saul Feiger, a former director of the Company, purchased SAC shares that were exchanged for 33,429 shares of Common Stock for $.29 per share.

     Contemporaneously with the acquisition of SFI in 1992, the Company entered into a license agreement with Heinz Bakery Products, pursuant to which, among other things, Heinz Bakery Products paid an aggregate of $1.425 million in advanced royalties to be offset by actual royalties earned. These advanced royalties were used to finance the acquisition of the Company and for working capital. The License Agreement provided that if royalties earned through June 1994 were insufficient to offset royalties advanced, then half of the remaining balance would be due in June 1994 with the remainder due in December 1994, although Heinz Bakery Products granted the Company the option to extend the final due date to June 1995 for a payment of five percent of the balance due in December 1994. On August 3, 1994, the Company entered into an agreement with Heinz Bakery Products to extend the terms of the advanced royalties repayment schedule. The new agreement provided for an initial repayment of advanced royalties of $400,000 which has been paid with a portion of the IPO proceeds and extended the repayment of the remaining advanced royalties over 30 months, with interest at the prime rate and minimum payments, including earned royalties of $130,000 due by April 28, 1995, which amount has not been paid to date, and an additional $395,000 due by July 31, 1996 with the remaining balance due on January 31, 1997. In consideration for this extended payment schedule, royalties payable to the Company from Heinz Bakery Products for sales in excess of $5 million were reduced from 4% to 3%. The balance of the advanced royalties owed to Heinz Bakery Products as of March 31, 1996 including accrued interest is approximately $790,000, all of which is guaranteed by Charles N. Loccisano, the Chairman and Chief Executive Officer of the Company.

     In October 1993, SAC and SFI were merged into the Company. SAC stockholders received 35.625 shares of Common Stock in exchange for each share of SAC common stock then owned. SFI was a wholly-owned subsidiary of the Company at the time of its merger into the Company and in connection therewith the Company retired all of the SFI common stock.

     In June 1993, another investor, LMD Enterprises, Inc., that purchased 96,756 shares for $12,500, entered into a consulting agreement pursuant to which it was entitled to annual payments of $60,000 for two years, and Dan Feldman who assumed the position of Director of the Company upon completion of the IPO, purchased 28,477 shares of the Company's Common Stock for $12,500 and was granted an additional 21,596 shares to induce him to enter into a consulting agreement. Another investor, Windsor, L.P. loaned the Company $50,000 and was issued 28,477 shares for nominal consideration, Windsor, L.P. and LMD Enterprises, Inc. are under common control and the wife of Marvin Rostholder, a former director of the Company, is a general partner of, and an affiliate of a limited partner of , Windsor, L.P. and a principal of the Company's transfer agent.

     In the November 1993 Bridge Financing and the December 1993 Bridge Financing, the Company sold 26 Bridge Units and one Bridge Unit, respectively, for $25,000 each. Each Bridge Unit consisted of a $25,000 promissory note convertible into 6,250 shares of Common Stock and an option ("Option") to acquire a warrant to purchase 12,500 shares of Common Stock. The promissory notes paid interest at the rate of 10% per annum and became due and payable on the closing of the IPO. The notes were converted into Common Stock at a rate of $4.00 principal amount per share simultaneously with the effective date of the registration statement relating to the IPO. Windsor, L.P. purchased two Units for $50,000. In February 1994 the Company borrowed an additional $100,000 from third parties including $30,000 from Windsor, L.P. The remaining $40,000 was loaned by an affiliate of one of the Company's principle suppliers. The notes evidencing these loans were paid from the proceeds of the IPO. The notes paid interest at a rate of 15%.

     In July, 1996, the Company borrowed $125,000 from Gelt Financial Corporation ("Gelt") pursuant to the Terms of a Secured Term Loan Note. The loan bears interest at a rate of five percentage points above the prime rate as published in the Wall Street Journal, and has a term which will expire on the earlier of 120 days or the Closing of the Transaction. In order to induce Gelt to provide the loan, the Company paid Gelt a placement fee in the amount of $15,625 and issued Gelt 15,000 shares of the Company's Common Stock. The loan is secured by a UCC-1 Financing Statement granting Gelt an assignment of franchise rents, contract rights and royalty fees, and a pledge of an aggregate of 250,000 shares of the Company's Common Stock held by affiliates of Charles Loccisano, the Company's Chairman, Chief Executive Officer, President and Director, and Alan Gottlich, the Company's Vice Chairman, Chief Financial Officer and Director pursuant to pledge agreements and limited suretyship agreements.

Option Grant by Affiliate

     On April 12, 1994, the Loccisano Trusts granted an option to purchase 250,000 shares of their Common Stock to Dan Feldman, then a consultant to the Company and bridge note holder and now, a Director of the Company. Such shares were included in the registration statement relating to IPO. In January 1995, Dan Feldman acquired 125,000 shares of Company Common Stock from the Loccisano Trusts for no cash consideration and the aforementioned option agreement was terminated.

     For accounting purposes, the grant of this option by affiliates of the Company was deemed to be a grant by the Company, and accordingly, the Company incurred a non-cash charge to earnings as a result of such grant equal to the value of the share underlying the option based upon the initial public offering price less the exercise price of the option, or $1,220,000.

Stock  and  Option  Grants  in  connection   with   Employment   and  Consulting
Arrangements

     In October 1993, the Company granted options to purchase an aggregate 62,500 shares of Common Stock to Charles Loccisano and Alan Gottlich, the Chairman and the Chief Executive Officer, and the Vice Chairman and the Chief Financial Officer, respectively, of the Company. In March 1993, options to purchase 17,812 shares of Common Stock were granted to Philip Friedman, a Director of the Company, to induce him to enter into a consulting agreement with the Company to provide business and strategic planning advisory services. The option is exercisable for $2.81 per share. Pursuant to this consulting agreement, Mr. Friedman also received payments aggregating $40,000 in 1993 and $25,000 in 1994 for services provided thereunder. In June 1993, Dan Feldman, who assumed the position of Director upon consummation of the IPO was granted 21,596 shares of Common Stock to induce him to enter into an 18 month consulting agreement with the Company to provide general financial advisory services.

     In May 1995, options were granted to executive officers and directors of the Company to purchase shares of Common Stock in the following amounts: 192,500 to Charles Loccisano, Chairman, President, Chief Executive Officer and Director; 87,500 to Alan Gottlich, Vice Chairman, Chief Financial Officer and Director; 25,000 to Philip Friedman, Director; and 15,000 to Dan Feldman, Director. Additional stock option grants have been made to other employees of the Company.

Loans from Affiliates

     In November 1993, the Company borrowed $20,000 from an affiliate of Messrs. Loccisano and Gottlich. The note evidencing this loan payable on demand and bears interest at an annual rate of eight percent and was paid from a portion of the proceeds of the IPO during 1994.

     During the period November 1995 through June 1996, the Company has borrowed approximately $125,000 from an affiliate of Charles Loccisano, the Company's Chairman, Chief Executive Officer, President and Director, and Alan Gottlich, the Company's Vice Chairman, Chief Financial Officer and Director. These loans will be repaid at Closing out of the proceeds of the Transaction, based on initial loan fees of 25% and interest at a rate of five points above the Wall Street Journal Prime Rate.

Rent from Affiliates

     From June 15, 1992 to June 15, 1993 the Company rented its executive offices from and shared them with an entity owned by Messrs. Loccisano and Gottlich. The Company accrued rent expense in connection therewith of $93,750. That indebtedness was evidenced by a three year promissory note dated May 1994, payable monthly, bearing interest at an annual rate of six and one-half percent. Such promissory note was prepaid in 1995 with a discount of approximately $22,500.

Professional Fees

     Saul Feiger, a former Director of the Company, has acted as counsel for SAC since 1991 and for the Company since June 1992. In connection therewith, Mr. Feiger has been paid $25,000 for service rendered in fiscal 1992 and 1993 and earned $175,000 for services rendered during these years. The Company upon consummation of the IPO (i) paid Mr. Feiger $97,500 from the proceeds thereof, and (ii) issued 6,667 shares of Common Stock to Mr. Feiger in complete satisfaction of the foregoing.

Employment Agreements and Severance Arrangements

     The Company entered into one-year employment contracts with Charles Loccisano, Eugene Cerrotti, the former President and Chief Operating Officer of the Company and a former Director of the Company, and Alan Gottlich effective May 12, 1994, pursuant to which, during the first year of the contracts, they would receive annual base salaries of $100,000, $120,000 and $87,500 respectively. No bonuses were granted in 1994 and bonuses of $7,000 and $3,000 were granted in 1995 to Charles Loccisano and Alan Gottlich respectively. The employment agreements prohibit competition with the Company during the term of the agreements and, generally, for two years thereafter.

         In addition, Mr. Cerrotti was granted 30,834 shares of Common Stock for $.01 per share, in consideration of his agreement to enter into an employment agreement, of which 24,382 shares of Common Stock have been placed in escrow. In addition, Mr. Cerrotti was granted under the 1993 Stock Option Plan, Options to purchase 100,000 shares of Common Stock vesting in equal quarterly installments commencing September 1995 through September 1997 and expiring in September 2000 at an exercise price of $5.00 per share. Mr. Cerrotti's employment agreement was terminable by the Company at any time for any reason. In the event of such a termination during the (i) first six months of the agreement, Mr. Cerrotti would be entitled to a lump sum payment of $31,250 and may require the Company to purchase his shares for $50,000, (ii) period commencing six month from the effective date of the employment agreement up to 18 months therefrom, Mr. Cerrotti would be entitled to a lump sum payment of $41,667 and may require the Company to purchase his shares at the higher of market value or $37,500, or
(iii) after 18 months following the effective date of the employment agreement, a lump sum payment of $62,500. On October 10, 1994, Mr. Cerrotti resigned as President and Chief Operating Officer and Director of the Company and in accordance with the Employment Agreement, Mr. Cerrotti received a lump sum payment of $31,250 and the Company repurchased all of Mr. Cerrotti's Common Stock for $50,000.

Policy for Related Party Transactions

     The Company believes that all transactions with officers, directors, or affiliates to date are on terms no less favorable than those available from unaffiliated third parties. Although no other transactions are contemplated, it is the Company's policy that all future transactions with officers, directors, or affiliates will be approved by the independent members of the Company's Board of Directors not having an interest in the transaction and will be on terms no less favorable than could be obtained from unaffiliated third parties.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Goldstein Golub Kessler & Co., P.C. has served as the Company's independent public accountants since 1989. The Board of Directors has selected Goldstein Golub Kessler & Co., P.C. to serve as independent public accountants of the Company for Company's fiscal year ending December 31, 1995. Representatives of Goldstein Golub Kessler & Co., P.C. are expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                                  ANNUAL REPORT

     The Company's Annual Report on Form 10-KSB (including financial statements) for the fiscal year ended December 31, 1995 is mailed herewith to all stockholders and is intended by the Company to serve as its Annual Report to Stockholders.

                                  OTHER MATTERS

     Management is not aware of any matters to come before the meeting which will require the vote of stockholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matter calling for stockholder action should properly come before the meeting or any adjournments thereof, those persons named as proxies in the enclosed proxy form will vote thereon according to their best judgement.

     As of the date hereof, the Company knows of no other business that will be presented for consideration at the annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that the Company's Board of Directors does not know, a reasonable time before proxy solicitation, are to be presented for approval at the meeting; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rule 14a-8 under the Exchange Act, as amended; and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgement.

                                 DIVIDEND POLICY

     The Company has never declared or paid a cash dividend on its Common Stock. It has been the policy of the Company's Board of Directors to retain all available funds to finance the development and growth of the Company's business. The payment of cash dividends in the future will be dependent upon the earnings and financial requirements of the Company and other factors deemed relevant by the Board of Directors. The Board of Directors intends to retain the net proceeds, if any, from the Transaction to finance acquisitions and other growth opportunities.

                            EXPENSES OF SOLICITATION

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms, nominees, fiduciaries and other custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their families. Solicitation may be undertaken by mail, telephone, telegram or personal contract by directors, officers and employees of the Company without additional compensation, except for reimbursement of reasonable out-of-pocket expenses incurred in connection with such solicitation.

     ADP Proxy Services will assist in the solicitation of proxies by the Company for a fee of approximately $2,500.

                             STOCKHOLDERS PROPOSALS

     Any proposal intended to be presented by any Stockholder for action at the 1997 Annual Meeting of Stockholder must be received by the Secretary of the Company not later than June 27,1997 in order for the proposal to be included in the proxy statement and proxy relating to such Annual Meeting.

                       DOCUMENTS INCORPORATED BY REFERENCE


     The following periodic reports filed by the Company (File No. 0-23026) and the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Proxy Statement:

     1.  Annual  Report on Form 10-KSB for the fiscal  year ended  December  31,
1995.

     2. Triarc Companies, Inc. Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

     3. Triarc Companies, Inc. Quarterly Report on Form 10-QSB for the three months ended March 31, 1996.

     Document 1 is being provided with this Proxy Statement.

     The Company will provide without charge to each person being solicited by this Proxy Statement, upon the written request of any such person, a copy of the any of the Company's reports (other then exhibits to such reports unless such exhibits are specifically incorporated by reference) upon written request to Alan Gottlich, Secretary, T.J. Cinnamons, Inc., 135 Seaview Drive Secaucus, N.J. 07094.

     All documents filed by the Company with the Commission pursuant to Section 13(a) 13(b), 14 and 15(d) of the Exchange Act after the date hereof and before the date of the Annual Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this proxy statements shall be deemed to be modified or superseded for purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.


                       By Order of the Board of Directors

                       /s/ Alan S. Gottlich
                       Alan S. Gottlich, Secretary

Secaucus, New Jersey
August 1, 1996

                                   APPENDIX A


                 Purchase Agreement between T.J. Cinnamons, Inc.
                          and TJ Holding Company, Inc.
                               dated June 3, 1996

                               PURCHASE AGREEMENT
                            By and Between The Buyer
                TJ HOLDING COMPANY, INC., A DELAWARE CORPORATION,
                                 and The Seller
                  T.J. CINNAMONS, INC., A DELAWARE CORPORATION

                                  JUNE 3, 1996

                                TABLE OF CONTENTS

ARTICLE 1
SALE: PURCHASE PRICE: CLOSING .............................................3
     Section 1.1 Sale and Delivery of the Intellectual Property ...........3
     Section 1.2 Assignment of Supplier Agreements ........................3
     Section 1.3 Purchase Price ...........................................3
     Section 1.4 Base Purchase Price ......................................3
     Section 1.5 Additional Payments ......................................4
     Section 1.6 Royalty for New Bakeries .................................5
     Section 1.7 Quarterly Reports ........................................5
     Section 1.8 Additional Agreements ....................................6
     Section 1.9 The Closing ..............................................6
     Section 1.10 Liabilities of the Seller ...............................6

ARTICLE 2 .................................................................6

COVENANTS OF THE SELLER ...................................................6
     Section 2.1 No Divided Distributions .................................6
     Section 2.2 Payment of Seller's Liabilities ..........................7
     Section 2.3 Heinz Agreement ..........................................7

ARTICLE 3 .................................................................7

REPRESENTATIONS OF THE SELLER .............................................7
     Section 3.1 Organization and Authority ...............................7
     Section 3.2 Authorization; No Conflicts ..............................7
     Section 3.3 Ownership and Distinctiveness of Intellectual Property ...8
     Section 3.4 Litigation ...............................................9
     Section 3.5 No Other Ownership of the Intellectual Property ..........9
     Section 3.6 Financial Statements .....................................9
     Section 3.7 Franchises ...............................................10
     Section 3.8 Regulatory Approvals .....................................10
     Section 3.9 Trade Secrets ............................................10
     Section 3.10 Adequacy of TJC System ..................................10
     Section 3.11 Contracts and Commitments ...............................10
     Section 3.12 Compliance with Laws ....................................11
     Section 3.13 Disclosure ..............................................11

ARTICLE 4 .................................................................11

REPRESENTATIONS OF THE BUYER ..............................................11
     Section 4.1 Organization and Authority ...............................11
     Section 4.2 Authorization ............................................11
     Section 4.3 Disclosure ...............................................11

ARTICLE 5 .................................................................12

CONDITIONS TO THE OBLIGATIONS OF THE BUYER ................................12

     Section 5.1  Truth of Representations and Warranties of the Seller;
                  Compliance with Covenants and Obligations ...............12
     Section 5.2  Corporate Proceedings ...................................12
     Section 5.3  Governmental Approvals ..................................12
     Section 5.4  Third Party Consents ....................................12
     Section 5.5  Bulk Sales Law Compliance ...............................12
     Section 5.6  Adverse Proceedings .....................................13
     Section 5.7  Supplier Agreement Termination and Estoppel Letters .....13
     Section 5.8  Closing Deliveries ......................................13
     Section 5.9  Closing Deliveries From Seller's Officers ...............14
     Section 5.10 Completion of Exhibits ..................................14

ARTICLE 6 .................................................................14

CONDITIONS TO THE OBLIGATIONS OF THE SELLER ...............................14
     Section 6.1 Truth of Representations and Warranties of the Buyer;
                 Compliance with Covenants and Obligations ................14
     Section 6.2 Corporate Proceedings ....................................14
     Section 6.3 Adverse Proceedings ......................................14
     Section 6.4 Fairness Opinion .........................................14
     Section 6.5 Closing Deliveries .......................................15

ARTICLE 7 .................................................................15

INDEMNIFICATION ...........................................................15

     Section 7.1  Indemnification for Misrepresentations ..................15
     Section 7.2  Survival of Representations .............................15
     Section 7.3  Seller's Indemnity for Intellectual Property ............16
     Section 7.4  Seller's Indemnity for Seller's Business Operations .....16
     Section 7.5  Buyer's Indemnity for Buyer's Business Operations .......16
     Section 7.6  Franchisee General Release Forms ........................17

     Section 7.7  Claims by Franchisees Against Buyer and Seller for Actions
                  Prior to and After the Closing ..........................17
     Section 7.8  Buyer's Right of Offset .................................17
     Section 7.9  Notice for Claims of Indemnification ....................18
     Section 7.10 Defense by Indemnifying Party ...........................18

ARTICLE 8
GENERAL PROVISIONS ........................................................19
     Section 8.1 Termination ..............................................19
     Section 8.2 Effect of Termination ....................................19
     Section 8.3 Broker's and Financial Advisers ..........................19
     Section 8.4 Notices ..................................................20
     Section 8.5 Successors and Assigns ...................................20
     Section 8.6 Amendments ...............................................21
     Section 8.7 Waivers ..................................................21
     Section 8.8 Expenses .................................................21
     Section 8.9 Severability .............................................21
     Section 8.10 Specific Performance ....................................21
     Section 8.11 Governing Law ...........................................21
     Section 8.12 Counterparts ............................................22
     Section 8.13 No Third Party Beneficiaries ............................22
     Section 8.14 Entire Agreement ........................................22

EXHIBITS

  Exhibit A:  Intellectual Property
  Exhibit B:  License Agreement
  Exhibit C:  Management Agreement
  Exhibit D:  Form of Consulting Agreement for Charles Loccsiano
  Exhibit E:  Form of Consulting Agreement for Alan Gottlich
  Exhibit F:  Assignment of Supplier Agreements
  Exhibit G:  First Note, and Guarantee
  Exhibit H:  Second Note, and Guarantee
  Exhibit I:  Bill of Sale and Assignment of Intellectual Property
  Exhibit J:  Form of Legal Opinion of Counsel to the Seller
  Exhibit K:  Form of Legal Opinion of Counsel to the Buyer
  Exhibit L: Form of Certificate of the Secretary of T.J. Cinnamon's Inc. Exhibit M: Form of Certificate of the President of T.J. Cinnamon's Inc. Exhibit N: Form of Certificate of the Assistant Secretary of TJ Holding
              Company Inc.
  Exhibit O: Form of Certificate of the President of TJ Holding Company Inc. Exhibit P: Form of Escrow Agreement

                               PURCHASE AGREEMENT

     This Purchase Agreement (the "Agreement" or "Purchase Agreement") is entered into as of the 3rd day of June, 1996, by and between TJ Holding Company, Inc., a Delaware Corporation (the "Buyer"), a wholly owned subsidiary of Arby's Inc., a Delaware Corporation, ("Arby's") and T.J. Cinnamons, Inc., a Delaware Corporation, (the "Seller") with respect to the acquisition and sale of the intellectual property developed and owned by the Seller and certain related assets of the Seller. The Buyer and Seller are collectively referred to in this Agreement as the "Parties" or individually as a "Party".

                                RECITALS OF FACT

     A. The Seller is the owner of a unique system of developing and operating food service units offering gourmet cinnamon rolls and other bakery items and beverages ("TJC System"). The distinguishing features of the TJC System include the name "T.J. Cinnamon's" and other related trade names, trademarks, service marks, logos, signs, and emblems (the "Proprietary Marks"); distinctive recipes and secret formulas for baking gourmet cinnamon rolls and other bakery products (the "Secret Recipes"); secret and proprietary plans relating to the preparation, baking, and merchandising of gourmet cinnamon rolls utilizing the Secret Recipes, including instructional materials, operating manuals, and training courses for preparing gourmet cinnamon rolls and other bakery items, and any and all copyrights claimed in connection with such materials ("Technical Information"); specially designed fixtures, equipment, containers, and other items used in preparing, serving, and dispensing the gourmet cinnamon rolls and other bakery items; distinctive production and delivery systems; and, distinctive exterior and interior designs, decor, color schemes, and furnishings. The Secret Recipes and Technical Information are all confidential trade secrets of the Seller and are collectively referred to herein as the "Proprietary Information". The Proprietary Marks and the Proprietary Information are collectively referred to in this Agreement as the "Intellectual Property". A list of the Intellectual Property is attached hereto as Exhibit A.

     B. The gourmet cinnamon rolls and all other baking products prepared using the Proprietary Information are referred to in this Agreement as "TJC Products". The TJC Products and all other products sold under the Proprietary Marks, including such modified or substituted marks that Buyer may utilize with respect to the sale of TJC Products, are referred to as the "TJC Branded Products".

     C. The Seller owns and operates, and franchises others ("TJC Franchisees") pursuant to franchise agreements ("TJC Franchise Agreements") to operate, retail locations ("TJC Bakeries") identified by one or more of the Proprietary Marks (and using the Proprietary Information) that prepare and sell all or a variety of TJC Products, and other bakery products and beverages. The Seller has also licensed others ("Retail Licensees") to use the Proprietary Information to prepare and sell a limited variety of TJC Products at or from certain retail locations other than TJC Bakeries ("TJC Retail Locations"), which are identified by one or more of the Proprietary Marks, and licenses other third parties ("Wholesale Licensees") to prepare and sell on a wholesale basis certain selected TJC Products for resale through retail food stores. (These licenses are referred to herein as "Wholesale Licenses.") The TJC Franchisees, Retail Licensees, and Wholesale Licensees are referred to in the aggregate as "TJC Licensees" and agreements with TJC Licensees are referred to collectively as "TJC License Agreements" (which includes TJC Franchise Agreements).

     D. Arby's owns, operates, and franchises single and multi-brand restaurants under the names Arby's, ZuZu, P.T. Noodles, and Arby's Roast Town, which collectively sell breakfast, lunch, dinner, and snack food products using unique systems ("Arby's Systems"), and which, along with other restaurants using concepts which Arby's, the Buyer, or their successors or assigns may develop in the future, including full-concept TJC Bakeries offering the complete line of Required TJC Products and required Permitted TJC Products (as defined in the License Agreement) and operating in a manner consistent with the definition of a TJC Bakery under the License Agreement, but not including any full-concept TJC Bakeries operating in enclosed shopping malls, are collectively referred to herein as "Arby's Restaurants". Arby's and the Buyer wish to offer, and to license franchisees of Arby's and the Buyer and Buyer's affiliates to offer the TJC Branded Products, improvements to the TJC Products, other bakery items and beverages in Arby's Restaurants.

     E. The Seller desires to sell the Intellectual Property and the accompanying goodwill to the Buyer, and the Buyer is willing to license to the Seller, or license to Arby's to license to the Seller, such of the Intellectual Property as is necessary for the operation of the existing TJC Bakeries, and, with certain limitations, the sale of TJC Products by TJC Licensees in accordance with the terms of this Agreement and the license agreement attached hereto as Exhibit B (the "License Agreement").

     F. The Seller desires to assign certain of its supplier agreements, and the Buyer is willing to assume certain supplier agreements.

     G. The Seller desires to obtain the assistance and expertise of the Buyer in performing the Buyer's obligations and enforcing the Buyer's rights under the TJC License Agreements. The Seller also desires to obtain the assistance of the Buyer in operating and franchising other operating food service units pursuant to the terms of the Management Agreement. The Buyer is willing to undertake such management responsibilities pursuant to a management agreement in the form attached hereto as Exhibit C (the "Management Agreement").

     H. This Agreement, the License Agreement, the Management Agreement, and such other agreements as are contemplated by this Agreement, the License Agreement, and the Management Agreement, are collectively referred to herein as the "Agreements."

     I. The Buyer desires to obtain agreements from certain principals of the Seller, not to engage in competitive activities, and to obtain agreements from certain stockholders of Seller regarding the transfer or assignment of ownership interests in Seller. Such covenants and agreements are specified in the agreements (the "Non-competition Agreement" and "Stock Sale Restriction Agreement") attached hereto as Exhibits D and E.

     With reference to the above stated Recitals of Fact and in consideration of the mutual covenants and conditions contained in the Agreements, the Parties hereby agree as follows:

                                    ARTICLE I
                          SALE: PURCHASE PRICE; CLOSING

     Section 1.1 Sale and Delivery of the Intellectual Property. Subject to and upon the terms and conditions of the Agreements, on the Closing Date (as defined in Section 1.8), the Seller shall sell, transfer, convey, assign, and deliver to the Buyer, and the Buyer shall purchase from the Seller, free and clear of all liens, all of Seller's rights, title, and interest in, under, and to the Intellectual Property and all goodwill relating to or associated therewith.

     Section 1.2 Assignment of Supplier Agreements. The Seller has entered into agreements with certain manufacturers and distributors of TJC Products and ingredients used in TJC Products (the "Suppliers"), each of which is identified in Schedule 1.2 (the "Supplier Agreements"). At the Closing, for the
consideration provided herein, the Seller shall assign to the Buyer and the Buyer shall assume from the Seller the Supplier Agreements with William Foods, Inc., Multifoods Specialty Distributors, Inc., Ryckoff-Sexton Corporation, Nevarro Pecan Co., Inc., McCormick & Company, Incorporated, and Coca Cola Fountain, pursuant to the delivery of a general assignment ("Assignment of Suppliers Agreements") substantially in the form of Exhibit F. However, the Buyer is not assuming any amounts payable to any Suppliers as of the Closing Date, but rather is only assuming the obligations of the Supplier Agreements after the Closing Date.

     Section 1.3 Purchase Price. The aggregate purchase price for the Supplier Agreements and the Intellectual Property and the accompanying goodwill, to be acquired by the Buyer (the "Purchase Price") shall be Three Million Five Hundred Forty Thousand Dollars ($3,540,000) ("Base Purchase Price") and further payments (the "Additional Payments") by the Buyer, described below in Section 1.5. The Purchase Price shall be paid as provided in Sections 1.4 and 1.5 below and shall be allocated for Federal tax purposes among the assets as provided on Schedule
1.3 attached hereto.

     Section 1.4 Base Purchase Price. The Base Purchase Price shall be paid to the Seller as follows:

          (a) Cash upon execution of this Agreement in the amount of Twenty-Five Thousand Dollars ($25,000);

          (b) Cash at the Closing in the amount of One Million Seven Hundred Sixty-Five Thousand Dollars ($1,765,000), less the amount paid to Heinz as provided in Section 1 .4(c) (the "Closing Date Payment");

          (c) Payment to Pro Bakers, Ltd. d/b/a Heinz Bakery Products ("Heinz") of cash in the amount of not less that Four Hundred Thousand Dollars ($400,000), and not more than Seven Hundred Ninety Thousand Dollars ($790,000) at the Closing (the "Heinz Payment"), with the precise amount to be specified by Seller not less than thirty (30) days prior to Closing.

          (d) Delivery at the Closing of a promissory note ("First Note") substantially in the form attached hereto as Exhibit G in the principal amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) less the amount of the Second Note as provided in Section 1.4(e), bearing an annual interest rate on the outstanding principal amount at the rate equal to the prime rate as published in the Wall Street Journal on the fifth (5th) day of business prior to the Closing Date, plus one percent (1 %) (the "Interest Rate"), amortized from the Closing Date to the date which is fifteen (15) consecutive months after the Closing Date, payable in fifteen (15) equal monthly installments of principal and interest; and

          (e) Delivery at the Closing of a promissory note (" Second Note") substantially in the form attached hereto as Exhibit H in a principal amount to be specified by the Seller not less than thirty (30) days prior to Closing, but in any event not more than One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), bearing an annual interest rate at the Interest Rate, amortized from the Closing Date to the date which is twenty-four (24) consecutive months after the Closing Date, payable in twenty-four (24) equal monthly installments of principal and interest.

     Section 1.5 Additional Payments. The Additional Payments shall be computed and paid as follows:

          (a) The Buyer will pay to the Seller an amount (the "Arby's Royalty") equal to the sum of (i) two percent (2%) of the Gross Sales (as defined in Section 1.5(b)) of the TJC Branded Products sold in or from Arby's Restaurants during the Initial Period (as defined below) and (ii) one percent (1 %) of the Gross Sales of the TJC Branded Products sold in or from Arby's Restaurants during the thirty-six (36) month period commencing on the day immediately succeeding the last day of the Initial Period. For purposes of this Agreement, the "Initial Period" shall be a period commencing on the later to occur of (i) the first day of the twenty-fifth

(25th) month following the Closing Date or (ii) the first day of the calendar quarter (January 1, April 1, July 1, and October 1) immediately following the date as of which the Gross Sales of the TJC Branded Products sold in or from Arby's Restaurants for the immediately preceding four (4) calendar quarters exceeds Twenty Six Million and Three Hundred Thousand Dollars ($26,300,000), and terminating on the last day of the forty-eight (48th) month following the Initial Period. If, in any calendar quarter, Buyer's, Arby's, or any successor's Gross Sales of TJC Branded Products from sources other than Arby's Restaurants exceeds Gross Sales of TJC Branded Products from Arby's Restaurants by a ratio greater than 2:1, the Arby's Royalties shall be measured by the Gross Sales from all sources selling TJC Branded Products (including Arby's Restaurants), rather than just from Arby's Restaurants for each calendar quarter thereafter.

          (b) For purposes of this Agreement, the term "Gross Sales" shall mean all revenue actually received by Arby's Restaurants from the sale of TJC Branded Products (pro rated if any period falls within a time period less than a full calendar year), but shall not include (i) any sales taxes or other taxes collected during such period from customers and paid directly to the appropriate tax authorities, (ii) the retail value of employee purchases made during such period, or, (iii) the coupon value of products distributed during such period with promotional coupons with respect to TJC Branded Products.

          (c) The Additional Payments shall be calculated at the end of each calendar quarter following the commencement of the Initial Period, and paid with respect to the Gross Sales of the calendar quarter on or before the last day of the following calendar quarter, accompanied by such reports as the Seller may reasonably request.

          (d) Notwithstanding anything herein to the contrary, total payments constituting Additional Payments from the Buyer to Seller shall not exceed Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate.

     Section 1.6 Royalty for New Bakeries. In addition to the Arby's Royalty, the Buyer shall also pay to the Seller an amount equal to one-half of one percent (1/2 %) of the Gross Sales of TJC Branded Products sold during the New Bakeries Period (as defined below) in or from new full concept bakeries modeled on or after the TJC System established by Arby's after the Closing in enclosed shopping malls ("Arby's Bakeries"). For purposes of this Agreement, the "New Bakeries Period" shall commence on the Closing Date and shall terminate on the last day of the two hundred and fortieth (240) month period following the Closing Date. The amounts paid pursuant to this Section 1.6 are not subject to the maximum amount provided in Section l.5(d).

     Section 1.7 Quarterly Reports. The Buyer shall provide to Seller quarterly reports concerning the Gross Sales of TJC Branded products sold in or from Arby's Restaurants and from Arby's Bakeries, within thirty (30) days following the end of each quarter. Each report shall contain a statement from the Buyer's accounting firm or chief accounting officer, or his/her designee, attesting to the accuracy of the report. The Seller shall have the right, upon reasonable notice, and at the Seller's sole cost and expense, to audit the records of the Buyer that the Buyer utilized in preparing the quarterly reports. The Buyer shall provide the Seller, on an annual basis, with the Buyer's Uniform Franchise Offering Circular or such other material which provides a list of Arby's Restaurants.

     Section 1.8 Additional Agreements. At the Closing, the Buyer, and the principals and stockholders of Seller designated in the License Agreement, shall enter into the Non-competition Agreements and Stock Sale Restriction Agreements, providing for the payment by the Buyer of the aggregate amount of Six Hundred Thousand Dollars ($600,000) over two (2) years, in the amounts specified in, and subject to the other terms and conditions as further provided in, the Non-competition Agreements and Stock Sale Restriction Agreements.

     Section 1.9 The Closing. The closing of the purchase and sale of the Intellectual Property and the goodwill relating to or associated therewith and the other agreements contemplated hereby (the "Closing") shall take place at the offices of Rudnick, Wolfe, Epstien & Zeidman, located at 1401 New York Avenue, N.W., Suite 900, Washington D.C. at 10:00 a.m., on August 30, 1996, or at such other place, time, or date as may be mutually agreed upon in writing by the Parties (the "Closing Date"), upon satisfaction of the conditions as set forth in Articles 5 and 6. At the Closing, the Buyer will pay the Purchase Price by wire transfer of immediately available funds to such account as the Seller may reasonably direct by written notice delivered to the Buyer by the Seller at least one (1) business day before the Closing Date. Simultaneously, the Seller will assign and transfer to the Buyer good and valid title in and to the Intellectual Property (free and clear of all liens) by delivery of a Bill of Sale and Assignment of Intellectual Property duly executed by the Seller substantially in the form of Exhibit I. At the Closing, there shall also be delivered to the Seller and the Buyer the assignments, opinions, certificates, and other contracts, documents, and instruments required to be delivered under Articles 5 and 6.

     Section 1.10 Liabilities of the Seller. The Buyer shall not assume any liabilities of the Seller whatsoever as a part of the transactions completed by this Agreement.

                                    ARTICLE 2
                             COVENANTS OF THE SELLER

     Section 2.1 No Divided Distributions. The Seller shall not declare or pay a dividend on any class of stock for twelve (12) consecutive calendar months after the Closing. For purposes of this Agreement, "Dividend Payment" shall mean dividends (in cash or property) on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement, or other acquisition of, any shares of any class of stock of the Seller or of any warrants, options, or other rights to acquire the same.

     Section 2.2 Payment of Seller's Liabilities. Within fifteen (15) months after the Closing, the Seller shall have paid all aggregate outstanding liabilities existing as of the Closing Date (the "Closing Date Liabilities"). Compliance with this covenant shall be evidenced by delivery of a Certificate of the President of the Seller to the Buyer in a form satisfactory to the Buyer, not later than sixteen (16) months after the Closing. The Seller is expressly permitted to incur new liabilities in the normal course of its business operations after the Closing, provided all outstanding liabilities existing as of the Closing Date are paid in full within fifteen (15) months after Closing. To the extent that any Closing Date Liabilities exist on such date, and are not released, the Buyer shall have the right to off-set such amount against the Additional Payments due to the Seller; provided, however, that any creditor as of the Closing Date that specifically releases Seller from all of its claims shall not have to be paid pursuant to this Section.

     Section 2.3 Heinz Agreement. The Seller shall terminate its Supplier Agreement with Heinz (the "Heinz Agreement"). Both Parties acknowledge that the Seller will assign its rights in, under, and to the Second Note to Heinz (the "Heinz Assignment") on the Closing Date as part of the agreement between Heinz and the Seller to terminate the Heinz Agreement.

                                    ARTICLE 3
                         REPRESENTATIONS OF THE SELLER

     The Seller represents and warrants to Arby's and the Buyer as follows:

     Section 3.1 Organization and Authority. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business as now being conducted, to own and use the Intellectual Property, to execute and deliver the Agreements, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.

     Section 3.2 Authorization: No Conflicts. The execution and delivery by the Seller of the Agreements and the performance by the Seller of its obligations thereunder have been duly and validly authorized by all requisite corporate action. Without limiting the generality of the foregoing at the Closing, the shareholders and Board of Directors of the Seller have duly authorized the transactions contemplated by the Agreements. This Agreement constitutes, and each of the other Agreements when executed will constitute, the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms. The execution, delivery, and performance of the Agreements, and the consummation by the

Seller of the transactions contemplated thereby, do not and will not, (a) conflict with, violate or breach the provisions of any law, rule, or regulation applicable to the Seller; (b) conflict with, violate, or breach a provision of the Seller's Certificate of Incorporation or Bylaws; (c) conflict with, violate, or breach any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency or commission or other governmental entity or regulatory authority or agency; (d) constitute a fraudulent conveyance under any state law or federal bankruptcy law; or (e) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which the Seller is a party or by which the Seller is or may be bound. Schedule 3.2 attached hereto sets forth a true, correct, and complete list of all consents and approvals of third parties (including any governmental authorities) that are required in connection with the execution, delivery, and consummation by the Seller of the transactions contemplated by the Agreements.

     Section 3.3 Ownership and Distinctiveness of Intellectual Property. The Seller has an ownership interest in and/or uses the Intellectual Property in connection with the conduct of the TJC System. No other intellectual or intangible property is used or necessary in the conduct of the TJC System. Except for the trademark applications which are still pending and identified on
Schedule 3.3, the Seller is the true, lawful, and sole owner of the Intellectual Property; and, except as set forth in Schedule 3.3, the Seller has all exclusive rights, title, and interest in and to the Intellectual Property, and will sell, transfer, convey, and assign the Intellectual Property to Buyer, free and clear of any pledges, liens, security interests, restrictions, prior assignments, encumbrances, or claims of any kind or nature. Except as set forth in Schedule 3.3, (i) all registrations with and applications to governmental or regulatory authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes of any kind or maintenance fees or the taking of any other actions by Seller to maintain their validity or effectiveness; (ii) there are no restrictions on the direct or indirect transfer of any contract, agreement, understanding, or any interest therein,  held by Seller in respect  of such  Intellectual  Property;  (iii) the
Seller has delivered to the Buyer prior to the execution of this Agreement documentation with respect to any process, design, know-how, or trade secret included in such Intellectual Property, which documentation is accurate in all material respects and reasonably sufficient in detail and content to identify and explain such process, design, know-how, or trade secret and to facilitate its full and proper use without reliance on the special knowledge or memory of any person; (iv) the Seller has taken reasonable security measures to protect the secrecy, confidentiality, and value of its trade secrets in respect of the TJC System; (v) the Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract, agreement, or understanding with respect to the Intellectual Property; and, (vi) none of the Intellectual Property is being infringed by any other person. The Seller has not received notice that it is infringing upon any Intellectual Property of any other person or entity in connection with the conduct of the TJC System, no claim is pending or has been made to such effect (that has not been completely resolved), and the Seller is not infringing upon any Intellectual Property rights of any other person or entity in connection with the conduct of the TJC System. The delivery to the Buyer of the instruments of transfer of ownership contemplated by the Agreements will exclusively vest all of the Seller's rights, title, and interest in and to the Intellectual Property and the goodwill relating to or associated with the Intellectual Property in the Buyer, free and clear of any pledges, liens, security interests, restrictions, prior assignments, encumbrances, and claims of any kind or nature except as contemplated by the Agreements. The Seller represents and warrants the validity, distinctiveness, and enforceability of the Proprietary Marks and the copyrights associated with all written materials.

     Section 3.4 Litigation. The Seller has not received any written notice of and is not aware of any infringement by any third party of any of the Intellectual Property. Except as set forth on Schedule 3.4 attached hereto, none of the Intellectual Property is subject to, any litigation, suit, claim, action, investigation, dispute, proceeding, or controversy before any court, administrative agency, or other governmental authority, or arbitrator relating to or affecting the ownership or use of the Intellectual Property by the Seller. The Seller is not aware of any facts or circumstances that could reasonably be interpreted to give rise to any such litigation, suit, claim, action, investigation, dispute, proceeding, or controversy. The Seller is not in violation of or in default with respect to any judgment, order, writ, injunction, decree, or rule of any court, administrative agency, governmental authority, or arbitrator, or any regulation of any administrative agency or governmental authority which would adversely effect the Intellectual Property being conveyed pursuant to this Agreement. Schedule 3.4 identifies and contains a brief description of any unsatisfied judgment, order, decree, stipulation, or injunction against the Seller relating to the Intellectual Property and any claim, dispute, complaint, action, suit, proceeding, hearing, or investigation of, or in, any court, governmental entity, or before any arbitrator, to which the Seller is a party or is threatened to be made a party. None of the claims, disputes, complaints, actions, suits, proceedings, hearings, and investigations set forth in Schedule 3.4 could have a material adverse affect on the Intellectual Property or the ownership of the Intellectual Property by the Seller.

     Section 3.5 No Other Ownership of the Intellectual Property. Except as disclosed in Schedule 3.5, there are no other owners of an interest in the
Intellectual Property, and there are no persons or entities with rights or options, vested or non-vested, to acquire any interest in any of the Intellectual Property.

     Section 3.6 Financial Statements. Attached as Schedule 3.6 are complete copies of the Seller's financial statements (balance sheets, statements of operation, and statements of cash flow; collectively the "Financial Statements") audited as of and for the fiscal year ended December 31, 1995. The Financial Statements fairly present the financial condition of the Seller as of the date indicated, the results of operations, and the sales of TJC Products for the respective period specified and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Since the date of the Financial Statements, there has not been any material adverse change or any event or development which, individually or together with other such events or developments, could reasonably be expected to result in a material adverse change, in the business condition (financial or otherwise), results of operations, sales of TJC Products, or the prospects of the TJC System.

     Section 3.7 Franchises. Attached as Schedule 3.7 is a complete list of all of the locations of TJC Bakeries, and the Seller has delivered to the Buyer, on or prior to the date hereof, a copy of the forms of the Franchise Agreements currently in effect as of the date hereof with respect to each of the TJC Bakeries (excluding the TJC Bakery owned and operated by the Seller) and all amendments thereto with respect to each. Other than as provided in the TJC Franchise Agreements, there are no outstanding commitments, promises, agreements, or understandings, either written or verbal, which have been made with respect to the Intellectual Property to any of the TJC Franchisees.

     Section 3.8 Regulatory Approvals. AD consents, approvals, authorizations, and other requirements prescribed by any law, rule, or regulation which must be obtained or satisfied by the Seller, which are necessary for the execution and delivery of the Agreements by the Seller and the documents to be executed and delivered by the Seller in connection with the Agreements, are set forth on
Schedule 3.8 attached hereto, and have been, or will be obtained and satisfied prior to the Closing. The Seller is not required to submit any notice, report, or other filing with or to any governmental entity in connection with the execution, delivery, or performance of the Agreements by the Seller.

     Section 3.9 Trade Secrets. The Secret Recipes and Technical Information constitute trade secrets as that term is defined under the laws of the State of New Jersey.

     Section 3.10 Adequacy of TJC System. The TJC System is sufficient to permit the Buyer to produce TJC Products of a quality currently customarily produced and sold in TJC Bakeries.

     Section 3.11 Contracts and Commitments. All contractual commitments, whether written or oral, with respect to the Intellectual Property or the TJC System, not disclosed in Section 3.7, have been disclosed to the Buyer on
Schedule 3.11 attached hereto, including the agreements for which the Seller is required to provide Estoppel Letters under Section 5.7 below, and a copy of each such contract or commitment has been provided to the Buyer. The Seller has not breached, or received any claim or threat, oral or written, that it has materially breached, any of the terms and conditions of the Supplier Agreements, or any other agreements, contracts, or commitments used in connection with the TJC System other than the Franchise Agreements. Except as provided on Schedule 3.11, the Seller has not breached, received any written claim or threat that it has breached, or received any material oral claim or threat that it has materially breached, any of the terms or conditions of the Franchise Agreements. The Seller is not aware of any breach of any of the terms and conditions of the Supplier Agreements, Franchise Agreements, or any other agreements, contracts, or commitments used in connection with the TJC System by any party to such agreements, contracts, or commitments. Each agreement, contract, or commitment listed or identified, or required to be listed or identified in Schedule 3.11, is in full force and effect, and is a legal, binding, and enforceable obligation of the parties thereto, subject to no set-off against the Seller.

     Section 3.12 Compliance with Laws. The Seller is not, nor has it at any time within the last five (5) years been, nor has it received any notice that it is or has at any time within the last five (5) years been, in violation of or in default under, in any material respect, any law or order applicable to the Seller, the TJC Products, or the TJC System.

     Section 3.13 Disclosure. No representation or warranty by the Seller in this Agreement or in any exhibit, list, statement, document, or information set forth in or attached to any schedule delivered or to be delivered pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained in the Agreements not misleading. The Seller has disclosed to the Buyer all material facts pertaining to the transactions contemplated by the Agreements.

                                    ARTICLE 4
                          REPRESENTATIONS OF THE BUYER

     The Buyer represents and warrants to the Seller as follows:

     Section 4.1 Organization and Authority. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state Delaware, and has all requisite power and authority (corporate and other) to own its properties, and has full power to execute and deliver the Agreements and to consummate the transactions contemplated thereby.

     Section 4.2 Authorization. The execution and delivery of the Agreements by the Buyer have been duly authorized by all requisite corporate action. Without limiting the generality of the foregoing, the Board of Directors of the Buyer has duly authorized the transactions contemplated by the Agreements. This Agreement constitutes, and each of the other Agreements when executed will constitute, the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. The execution, delivery, and performance of the Agreements, and the consummation by the Buyer of the transactions contemplated thereby, will not, (a) violate the provisions of any law, rule, or regulation applicable to the Buyer; (b) violate a provision of the Buyer's Certificate of Incorporation or Bylaws; (c) violate any judgment, decree, order, or award of any court, arbitral tribunal, administrative agency, or commission or other governmental entity or regulatory authority or agency; or
(d) conflict with or result in the breach or termination of any term or provision of any agreement or instrument to which the Buyer is a party or by which the Buyer is or may be bound.

Section 4.3 Disclosure. No representation or warranty by the Buyer in this Agreement or in any exhibit, list, statement, document, or information set forth in or attached to any schedule delivered or prepared by Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements contained in the Agreements not misleading.

                                    ARTICLE 5
                   CONDITIONS TO THE OBLIGATIONS OF THE BUYER

     The obligations of the Buyer hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Buyer in its sole discretion):

     Section  5.1  Truth  of  Representations  and  Warranties  of  the  Seller:
Compliance with Covenants and Obligations. Each of the representations and warranties of the Seller in the Agreements shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes consented to in writing by the Buyer. The Seller shall have performed and complied with all terms, conditions, covenants, obligations, agreements, and restrictions required by this Agreement to be performed or complied with by the Seller prior to or at the Closing Date. Nothing contained herein shall prevent the Seller prior to the Closing Date from closing TJC Bakeries or terminating TJC Franchisees, provided that Schedule 3.7 is amended to reflect such action.

     Section 5.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out the Agreements and to sell, transfer, convey, assign, and deliver the Intellectual Property shall have been taken.

     Section 5.3 Governmental Approvals. All governmental agencies, departments, bureaus, commissions, and similar bodies, the consent, authorization, or approval of which is necessary under any applicable law, rule, order, or regulation for the consummation by the Seller of the transactions contemplated by the Agreements shall have been received, and shall be in form and substance reasonably satisfactory to the Buyer.

     Section 5.4 Third Party Consents. All third party consents necessary under any contract, agreement, or law for the consummation by the Seller of the transactions contemplated by the Agreements shall have been received, and shall be in form and substance reasonably satisfactory to the Buyer.

     Section 5.5 Bulk Sales Law Compliance. The Seller shall have complied with the bulk sales law of the State of New Jersey or obtained an opinion of counsel satisfactory to the Buyer that the bulk sales law of the State of New Jersey does not apply to the transactions contemplated by the Agreements.

     Section 5.6 Adverse Proceedings. No action or proceeding by any third party or any governmental entity shall have been instituted or threatened which seeks to restrain, prohibit, enjoin, make illegal, or invalidate the transactions contemplated by the Agreements or which might affect any right of the Buyer with respect to the Intellectual Property or under the Agreements.

     Section 5.7 Supplier Agreement Termination and Estoppel Letters. The Heinz Agreement between the Seller and Heinz shall have been irrevocably terminated, in writing, on such terms and conditions as are satisfactory to the Buyer. In addition, the Seller shall have received from each Wholesale Licensee, co-packer, distributor (other than as disclosed in Exhibit F), broker, and other agents or parties to agreements identified on Schedule 3.11, a letter ("Estoppel Letters") acknowledging there is no written or oral contract, agreement or understanding of any kind which is binding or enforceable between them or which would affect the Buyer, the TJC System, or the Intellectual Property in any way.

     Section 5.8 Closing Deliveries from Seller. The Buyer shall have received from the Seller at or prior to the Closing each of the following documents:

          (a) the License Agreement executed by the Parties substantially in the form of Exhibit B;

          (b) the Management Agreement executed by the Parties substantially in the form of Exhibit C;

          (c) the Assignment of Supplier Agreements executed by the Seller substantially in the form of Exhibit F and any consents so required shall have been obtained;

          (d) the Bill of Sale and Assignment of the Intellectual Property executed by the Seller substantially in the form of Exhibit I;

          (e) a signed opinion of counsel for the Seller substantially in the form of Exhibit J;

          (f) a signed Certificate of the Secretary of the Seller attesting to the charter documents of the Seller and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement in the form of Exhibit L;

          (g) a signed Certificate of the President of the Seller verifying that all of the representations and warranties are true and correct and that the covenant of the Seller with respect to the Closing Date Liabilities has been satisfied substantially in the form of Exhibit M;

          (h) a termination of the Heinz Agreement in a form satisfactory to the Buyer, including the Heinz Assignment;

          (i) a copy of the Estoppel Letters from the Suppliers in a form satisfactory to the Buyer; and,

          (j) a copy of a tax clearance certificate issued to the Seller from the Tax Assessment Department of the State of New Jersey.

     Section 5.9 Closing Deliveries From Seller's Officers. The Buyer shall have received from the officers of the Seller at or prior to the Closing, each of the following documents:

          (a) the executed Consulting Agreement entered into by and between the Buyer and Charles Loccsiano substantially in the form of Exhibit D; and

          (b) the executed Consulting Agreement entered into by and between the Buyer and Alan Gottlich substantially in the form of Exhibit E.

     Section 5.10 Completion of Exhibits. The parties acknowledge and agree that, as of the date of this Agreement, certain exhibits and schedules to this Agreement, and certain exhibits to be attached to other exhibits, will not be completed or attached hereto. The parties shall prepare, finalize and attach all required exhibits and schedules at least thirty (30) days prior to the Closing Date.

                                    ARTICLE 6
                   CONDITIONS TO THE OBLIGATIONS OF THE SELLER

     The obligations of the Seller hereunder are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by the Seller in its sole discretion):

     Section  6.1  Truth  of  Representations   and  Warranties  of  the  Buyer:
Compliance with Covenants and Obligations. The representations and warranties of the Buyer in this Agreement shall be true on and as of the Closing Date as though such representations and warranties were made on and as of such date. The Buyer shall have performed and complied in all respects with all terms, conditions, obligations, agreements, and restrictions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing Date.

     Section 6.2 Corporate Proceedings. All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out the Agreements shall have been taken.

     Section 6.3 Adverse Proceedings. No action or proceeding by any third party shall have been instituted or threatened which seeks to restrain, prohibit, or invalidate the transactions contemplated by the Agreements or which might affect the rights of the Seller to transfer the Intellectual Property.

     Section 6.4 Fairness Opinion. The Seller shall have received an opinion, with respect to the fairness to the shareholders and creditors of the Seller of the transactions contemplated by the Agreements.

     Section 6.5 Closing Deliveries. The Seller shall have received from the Buyer at or prior to the Closing each of the following documents:

          (a) payment of the Closing Date Payment;

          (b) evidence of payment of the Heinz Payment satisfactory to the Seller;

          (c) the Note executed by the Buyer;

          (d) the Purchase Agreement executed by the Parties;

          (e) the License Agreement executed by the Parties substantially in the form of Exhibit B;

          (f) the Management Agreement executed by the Parties substantially in the form of Exhibit C;

          (g) a signed opinion of counsel for the Buyer substantially in the form of Exhibit K;

          (h) a signed Certificate of the Assistant Secretary of the Buyer attesting to the charter documents of the Buyer and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement substantially in the form of Exhibit M; and

          (i) a signed Certificate of the President of the Buyer verifying that all of the representations and warranties are true and correct, substantially in the form of Exhibit N.

                                    ARTICLE 7
                                 INDEMNIFICATION

     Section 7.1 Indemnification for Misrepresentations. The Buyer and the Seller each hereby indemnifies and holds the other harmless against all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer or Seller in connection with any misrepresentation contained in any statement, certificate, or schedule furnished by such Party pursuant to the Agreements or in connection with the transactions contemplated by the Agreements.

     Section 7.2 Survival of Representations. All representations and warranties made by the Parties herein or in any instrument or document furnished in connection with the Agreements shall survive the Closing and any investigation at any time made by, or on behalf of, the Parties to the Agreements. All such representations and warranties shall expire on the third (3rd) anniversary of the Closing Date.

     Section 7.3 Seller's Indemnity for Intellectual Property. The Seller hereby agrees to indemnify and hold the Buyer, its officers, directors, shareholders, and affiliates (the "Buyer's Indemnitees") harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer's Indemnitees, in connection with any claims against the validity, distinctiveness, and/or enforceability of the Intellectual Property. With respect to claims against the use, validity, distinctiveness, and/or enforceability of the Intellectual Property, as such Intellectual Property existed in the United States and Canada as of Closing, the Seller agrees to pay for the defense of any claims (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions), that the Buyer's use of the Intellectual Property infringes upon the rights of others. The Buyer shall have the right to control the defense of claims relating to or involving the Intellectual Property (including selecting the attorney to represent the Buyer in such a dispute). The Buyer agrees to consult with the Seller on the progress, strategy, and status of any such suits and Buyer agrees it will not refuse to settle or settle such action without the prior written consent of the Seller.

     Section 7.4 Seller's Indemnity for Seller's Business Operations. The Seller hereby agrees to indemnify and hold the Buyer's Indemnitees harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer's Indemnitees in connection with any claims relating to the Supplier Agreements, the liabilities or obligations of the Seller, and/or any liabilities or claims arising out of any act or omission by the Seller in relation to the business operations of the Seller, either prior to or after the Closing. With respect to claims involving the business operations of the Seller, the Seller shall have the right to control the defense of such claims, the Seller shall pay for the defense of any such claims, and the Seller shall indemnify and hold the Buyer's Indemnitees harmless.

     Section 7.5 Buyer's Indemnity for Buyer's Business Operations. The Buyer hereby agrees to indemnify and hold the Seller, its officers, directors, shareholders, and affiliates (the "Seller's Indemnitees") harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Seller's Indemnitees, in connection with any liabilities or claims arising out of any act or omission by the Buyer in relation to the business operations of the Buyer arising either prior to or after Closing. The business operations of the Buyer, however, shall not include acts or omissions of the Buyer under the Management Agreement which occur at the direction of the Seller, and which involve or relate to the business operations of the Seller, which is addressed in Section 7.6 below. With respect to claims involving the business operations of the Buyer, the Buyer shall have the right to control the defense of such claims, the Buyer shall pay for the defense of such claims, and the Buyer shall indemnify and hold the Seller's Indemnitees harmless.

     Section 7.6 Franchisee General Release Forms. At least twenty-five (25) days prior to the Closing, the Seller shall send a letter to each TJC Franchisee offering to release each TJC Franchisee from all royalties owed the Seller and all royalties that would be owed to the Seller (and paid to the Buyer under the Management Agreement) for six (6) months following the Closing, in exchange for a general release ("Franchisee General Release") from all liabilities for all past actions or omissions up to and including the Closing and for all potential claims or causes of action relating to the transactions contemplated by the Closing. The form of the Franchisee General Release and the content of any communication concerning it shall be satisfactory to both Parties, and shall not be sent to any TJC Franchisee until the form and content is approved by the Buyer. Both the Buyer and Seller shall receive a copy of each letter sent, all communications received in response to the Franchise General Release form, and of each Franchisee General Release which is signed and returned by a TJC Franchisee.

     Section 7.7 Claims by Franchisees Against Buyer and Seller for Actions Prior to and After the Closing. With respect to claims against both the Seller and the Buyer by TJC Franchisees for acts or omissions which allegedly started prior to the Closing and continued after the Closing, the Seller agrees to indemnify the Buyer and hold the Buyer, its officers, directors, shareholders, and affiliates, harmless from any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, settlement costs and any legal, accounting, or other expenses for investigating or defending any actions or threatened actions) reasonably incurred by the Buyer. The Seller and the Buyer agree to each pay for fifty percent (50%) of the costs of the defense of any such claims, (including, without limitation, settlement costs and any legal accounting, or other expenses for investigating or defending any actions or threatened actions), but the Buyer shall have the right to control the defense of such claims. The Buyer agrees to consult with the Seller on the progress, strategy, and status of any such suits and agrees it will not refuse to enter into settlement or enter into settlement of any such action without the prior written consent of the Seller.

     Section 7.8 Buyer's Right of Offset. For any amount to which the Buyer shall be entitled to indemnification pursuant to this Agreement prior to settlement or judgment, the Buyer shall have the right to credit such amount against the First Note and the Additional Payments provided for in Article I equal to an amount of ten percent (10%) of the claim or Twenty Thousand Dollars ($20,000), whichever is less, per month, per claim, after the claim is settled or a judgement is rendered then the Buyer's right of offset shall extend to the full amount of the settlement or judgement, without limitation. The Buyer shall also have the right to offset money it owes to Seller, pursuant to the terms of the License Agreement or the Management Agreement, subject to the above monthly and per claim limits until settlement of a claim or a judgement is rendered, as provided above. All amounts that are offset as provided for in this Section 7.8 shall be deposited in an escrow account ("Escrow") maintained by Rudnick, Wolfe, Epstien & Zeidman ("Escrow Agent"), in accordance with the terms and conditions of the escrow agreement attached hereto as Exhibit P. The Escrow Agent shall disburse the funds from the Escrow in accordance with the escrow agreement.

     Section 7.9 Notice for Claims of Indemnification. Whenever any claim shall arise for indemnification pursuant to this Article 7, the Party seeking indemnification (the "Indemnified Party"), shall promptly notify the Party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof.

     Section 7.10 Defense by Indemnifying Party. With respect to any claim giving rise to indemnity resulting from or arising out of any claim or legal proceeding by a person who is not a party to the Agreements, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if it acknowledges, to the Indemnified Party, in writing, its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made, the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

                                    ARTICLE 8
                               GENERAL PROVISIONS

     Section 8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

          (a) at any time before the Closing, by mutual written agreement of the Seller and Buyer;

          (b) at any time before the Closing, by the Seller or Buyer, in the event of a material breach by the non-terminating party if such non-terminating party fails to cure such breach within thirty (30) business days following notification thereof by the terminating party;

          (c) upon notification to the non-terminating party by the terminating party that the satisfaction of any condition to the terminating party's obligations under this Agreement has become impossible to satisfy; or

          (d) at any time after October 31, 1996, by the Seller or Buyer, upon notification to the non-terminating party by the terminating party, if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

     Section 8.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 8.1, this Agreement will immediately become null and void, and there will be no liability or obligation on the part of the Seller or Buyer (or any of their respective officers, directors, employees, agents, representatives or affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section 8.8 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.1 (b) or (c), each Party will remain liable to the other Party for any breach of this Agreement by such Party existing at the time of such termination, and each Party may seek such remedies, including damages and attorney fees, against the other, with respect to any such breach as is provided in this Agreement or as may be otherwise available at law or in equity.

     Section 8.3 Broker's and Financial Advisers. The Seller has engaged Arthur Andersen, LLP as a financial adviser in connection with the transactions contemplated by the Agreements. All amounts due to Arthur Andersen, LLP are solely the responsibility of the Seller and the Seller will hold the Buyer harmless from any such claim for payment by Arthur Andersen, LLP. The Seller represents and warrants that it has not engaged any other financial adviser, broker, or finder, nor has Seller incurred any other liability for brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by the Agreements. The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions, or finder's fees in connection with the transactions contemplated by the Agreements. Each Party agrees to indemnify and hold the other harmless against any claims or liabilities asserted against them by any person acting or claiming to act as a financial adviser, broker or finder on behalf of such Party.

     Section 8.4 Notices. Any notices or other communications required or permitted by the Agreements shall be sufficiently given if delivered personally or sent by telex, facsimile, overnight courier, registered or certified mail postage prepaid, addressed as follows or to such other address of which the Parties may have given notice:

 To the Seller:            T. J. Cinnamons, Inc.
                           Attn: Alan S. Gottlich, Chief Financial Officer
                           135 Seaview Drive
                           Secaucus, New Jersey 07094
                           Fax: (201) 422-0858

 With copies to:           Saul Feiger, Esq.
                           152-18 Union Turnpike
                           Kew Garden Hills, New York 11367
                           Fax: (718) 380-3092

 To the Buyer:             TJ Holding Company, Inc.
                           Attn: Jonathan P. May, Vice President
                           1000 Corporate Drive
                           Fort Lauderdale, Florida 33334
                           Fax: (954) 351-5619

 With copies to:           Rudnick, Wolfe, Epstien & Zeidman
                           Attn: Mark A. Kirsch, Esq.
                           1401 New York Avenue, N.W.
                           Suite 900
                           Washington, D.C. 20005
                           Fax: (202) 879-5773

All notices or other communications shall be deemed received on the date delivered if delivered personally, by facsimile, by telex, or by overnight courier, or three (3) business days after being sent, if sent by registered or certified mail.

     Section 8.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns. No assignment shall release a Party from any obligation or liability under this Agreement.

     Section 8.6 Amendments. The Parties, by the consent of their respective Boards of Directors or officers authorized by such Boards, may amend or modify this Agreement and the exhibits and schedules hereto, in such manner as may be agreed upon, by a written instrument executed by each Party.

     Section 8.7 Waivers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Section 8.8 Expenses. Each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Agreements.

     Section 8.9 Severability. If any of the provisions of the Agreements may be construed in more than one way, one of which would render the provision illegal or otherwise voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all of the provisions of the Agreements shall be construed according to their fair meaning and not strictly construed against either Party. If any court or other governmental authority shall determine any provision of the Agreements unenforceable or void, the Parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the Parties the same basic rights and obligations and has the same economic effect. If any of the provisions of the Agreements are held invalid or unenforceable by any court or other governmental authority or in any arbitration proceeding, such a finding shall not invalidate the remainder of the Agreements.

     Section 8.10 Specific Performance. The Seller and Buyer each acknowledge that they would be irreparably damaged if any of the provisions of the
Agreements are not performed in accordance with their specific terms or otherwise are breached. Accordingly, the Parties agree that either Party shall be entitled to an injunction to prevent a breach or anticipatory breach of the provisions of the Agreements and to specifically enforce the Agreements and the terms and provisions of the Agreements in any action instituted in any court of the United States or any state thereof or any foreign country having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     Section 8.11 Governing Law. Any dispute with respect to the entering into, performance, or interpretation of this Agreement shall be governed by the laws of the State of Florida, without regard to the Florida law of conflicts. The Parties hereby agree that to the extent any disputes arise that cannot be resolved directly between the Parties, the Parties shall file any necessary suit only in the federal or state court having jurisdiction where the Buyer's principal office is then located. The Parties irrevocably submit to the jurisdiction of any such court and waive any objection they may have to either the jurisdiction or venue of any such court.

     Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 8.13 No Third Party Beneficiaries. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or entity, other than the Parties and their successors and assigns, any rights or remedies under or by reason of this Agreement.

     Section 8.14 Entire Agreement. This Agreement and all schedules and exhibits and all agreements and instruments to be delivered by the Parties pursuant to this Agreement, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such Parties.

     IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of and on the date first above written.


(Corporate Seal)                        SELLER: T.J. CINNAMONS, INC., a Delaware
                                        corporation

Attest:                                 By: /s/ Charles N. Loccisano

Secretary                               Title: President & CEO


(Corporate Seal)                        BUYER: TJ HOLDING COMPANY, INC., a
                                        Delaware corporation

Attest:                                 By: /s/ David L. Dorff

Secretary                               Title: Senior Vice President & CFO

                                   APPENDIX B


                               Fairness Opinion of
                          Berwind Financial Group, L.P.

                                                                         BERWIND
                                                           FINANCIAL GROUP, L.P.

                                                              Investment Banking
                                                                Merchant Banking

July 25, 1996

Board of Directors
T.J. Cinnamons, Inc.
135 Seaview Drive
Secaucus, NJ 07094-3618

Dear Board Members:

     You have requested the opinion of Berwind Financial Group, L.P. as to the fairness, from a financial point of view, as of the date hereof, to the shareholders of T.J. Cinnamons, Inc. ("Cinnamons" or the "Company") of the consideration to be received by the Company pursuant to the terms of the Purchase Agreement dated as of June 3, 1996 between Cinnamons and TJ Holding Company, Inc. ("Acquiror"), a wholly owned subsidiary of Arby's, Inc. d/b/a/ Triarc Restaurant Group, an indirect wholly owned subsidiary of Triarc Companies, Inc. (the "Purchase Agreement"). We understand that pursuant to the Purchase Agreement, the terms of which are more fully described in a proxy statement to be furnished to the shareholders of the Company, the Company has agreed to sell the name "T.J. Cinnamons" and other related tradenames, trademarks, service marks, logos, signs and emblems, and distinctive recipes, secret formulas and technical information of Cinnamons and will assign to Acquiror various manufacturer and distributor agreements. Triarc Restaurant Group will enter into a license agreement with Cinnamons, granting the Company the rights to use the intellectual property in connection with the sale of T.J. Cinnamons branded products through wholesale channels of distribution. Additionally, the Company will enter into a management contract ("Management Agreement") with Acquiror for purposes of fulfilling the Company's obligations under its existing franchise agreements. The terms of the proposed transaction between Cinnamons, Acquiror, and Triarc Restaurant Group (the "Proposed Transaction") are set forth in the Purchase Agreement.

     The Purchase Agreement provides for Cinnamons to receive an aggregate base purchase price of $3,540,000; $1,790,000 of which will be paid in cash as follows: (a) $25,000 paid at the execution of the Purchase Agreement, (b) $1,165,000 paid at Closing, and (c) $600,000 paid at Closing directly to a creditor to reduce existing indebtedness; and $1,750,000 of which will be paid in promissory notes. The Purchase Agreement further provides for Cinnamons to receive possible additional payments (the "Additional Payments") of up to a maximum of $5,500,000 in the aggregate over time, conditioned upon system wide gross sales of T.J. Cinnamons branded products in Triarc Restaurant Group's restaurants, and royalty payments based on gross sales of new full concept bakeries developed



 3000 CENTRE SQUARE WEST, 1500 MARKET STREET, PHILADELPHIA, PENNSYLVANIA 19102
                   PHONE (215) 575-2395, FAX: (215) 564-5402

Board of Directors
T.J. Cinnamons, Inc.
July 25, 1996
Page 2

by Acquiror in enclosed mall locations. However, the Acquiror is under no obligation to pay any such Additional Payments unless they are earned, and is under no obligation to pursue such sales.

     Berwind Financial Group, L.P. ("Berwind"), as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements and valuations for various other purposes, and in the determination of adequate consideration in such transactions.

     In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of Cinnamons; (ii) reviewed current publicly available financial information concerning Triarc Companies, Inc.; (iii) reviewed and analyzed the stock market performance and trading activity of Cinnamons; (iv) studied and analyzed the consolidated financial and operating data of Cinnamons; (v) considered the terms and conditions of the Proposed Transaction between Cinnamons and Acquiror; (vi) met and/or communicated with certain members of Cinnamons' senior management to discuss the Company's operations, historical financial statements and future prospects; and (vii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

     Our financial analysis was based upon, but not limited to, a review of the following documents and information examined during the course of our analysis. Such documentation and information examined and analyzed included: (i) Purchase Agreement dated June 3, 1996 by and between Acquiror and Cinnamons, including Management and License Agreements; (ii) Preliminary Proxy Statement dated June 24, 1996; (iii) other Cinnamons SEC filings, including 10-KSBs, 10-KSB/A-1s, and 10QSBs for the years ended December 31, 1994 and 1995 and the quarters ended March, June and September 1994 through March 1996; (iv) internally-prepared financial statements for the periods ended December 31, 1995, March 31, 1996, April 30, 1996, and May 31, 1996; (v) internally-prepared projections for Cinnamons based on various assumptions, including if (a) the Proposed Transaction does not occur; (b) the Proposed Transaction occurs and Cinnamons expands its wholesale activities; and (c) the Proposed Transaction occurs, but there is no expansion of Cinnamons' wholesale activities; (vi) internally-prepared unaudited pro forma financial statements for the three months ended March 31, 1996, to reflect the Proposed Transaction; (vii) Cinnamons' accounts receivable aging schedule at May 31, 1996 and accounts payable aging schedules at December 31, 1995, January 31, 1996, March 31, 1996, April 30, 1996, and May 31, 1996; (viii) NASDAQ trading reports from Cinnamons' IPO through April 1996; and (ix) Cinnamons Confidential Information Memorandum prepared by the Company with the assistance of Arthur Andersen LLP, as well as draft status summary sheets regarding potential strategic partners for Cinnamons.

Board of Directors
T.J. Cinnamons, Inc.
July 25, 1996
Page 3

     Our opinion is given in reliance on information and representations made or given by Cinnamons, and its officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by the Company including financial statements, financial projections, and stock price data, as well as certain information from recognized independent sources. We have not independently verified the information concerning Cinnamons nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. Additionally, we assume that the Proposed Transaction is, in all respects, lawful under applicable law.

     Especially relevant to our opinion is the independent auditor's report dated February 23, 1996 which indicated the Company had suffered recurring losses from operations, had a working capital deficiency, a net capital deficiency and was not in compliance with the terms of a note payable to a licensee that raised substantial doubt about the Company's ability to continue as a going concern. The Company's Form 10-QSB filed on May 14, 1996 with the Securities and Exchange Commission for the quarterly period ended March 31, 1996 indicated the Company was in need of immediate financing to continue its operations and pursue its business plan and that without such financing the Company may not be able to continue its existing business operations. Additionally, the Company made protracted, but generally unsuccessful attempts to pursue other prospective domestic strategic partners, which included merging or selling all or a portion of the assets of the Company either through its own efforts or its professional agent.

     With regard to financial and other information relating to the general prospects of the Company, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgments of the management of Cinnamons as to its most likely future performance. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the Proposed Transaction and in preparation of the amendment to the proxy statement, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Proposed Transaction to the shareholders of the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist, and on the information made available to us, as of the date of this letter. It should be understood that although subsequent developments may affect this opinion, we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the common shares of the Company will actually trade at any time. Our opinion does not constitute a recommendation to the Board of Cinnamons and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the Proposed Transaction.

Board of Directors
T.J. Cinnamons, Inc.
July 25, 1996
Page 4

     This letter is for the information of the Company's Board of Directors only in their evaluation of the Proposed Transaction and may not be relied upon by any other person. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that this opinion may be included in its entirety as an appendix to the Company's Proxy Statement furnished to the Company's shareholders in connection with the Proposed Transaction.

     Based on the foregoing and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company pursuant to the Proposed Transaction is fair, from a financial point of view, to the shareholders of the Company.


                                       Sincerely

                                       /s/ BERWIND FINANCIAL GROUP, L.P.
                                       BERWIND FINANCIAL GROUP, L.P.

                              T.J. CINNAMONS, INC.
                                135 Seaviw Drive
                           Secaucus, New Jersey 07094

                 This Proxy solicited by the Board of Directors
              for Annual Meeting of Stockholders on August 27, 1996


     The undersigned hereby constitutes and appoints Charles Loccisano and Alan Gottlich and each of them, with full power of substitution, the attorneys in fact and proxies of the undersigned with full power of substitution for and in the name of the undersigned to attend the Annual Meeting of Stockholders of T.J. Cinnamons, Inc. (the "Company") to be held on August 27, 1996 at 9:00 am Eastern Standard Time, and any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, to vote all shares of stock of T.J. Cinnamons, Inc. to which the undersigned is entitled to vote as indicated on the proposals as more fully set forth in the Proxy Statement and in their discretion upon such other matters as may come before the meeting. The undersigned directs that this proxy be voted as follows:

(1)      Election of Directors
         Nominees: CHARLES LOCCISANO, ALAN GOTTLICH, PHILIP FRIEDMAN, and DAN FELDMAN (mark only one of the following lines)
         |_| VOTE FOR all nominees listed above, except vote withhold as to the following nominees (if any):

         _______________________________________________

         |_|  VOTE WITHHELD for all nominees

           The Board of Directors recommends a vote for all nominees.

(2) Proposal to approve the sale of certain assets of the Company, comprised of all of the T.J. Cinnamons trademarks, trade names, logos, recipes and secret formulas as more fully set forth in the Notice of Meeting and Proxy Statement with respect to such Meeting.

                          For           Against        Abstain
                          |_|             |_|            |_|
         The Board of Directors recommends a vote FOR this proposal.

(3) To transact such other business as may properly come before the meeting or ant postponement or adjournment thereof.


     This proxy will, when properly executed, be voted as directed. If no directions to the contrary are indicated, the persons named herein intend to vote FOR the election of the named nominees for director, and for Proposal 2.

     The proxy agents present and acting in person or by their substitutes (or if only one is present and acting, them that one) may exercise all the powers conferred by this Proxy. Discretionary authority is conferred by this Proxy as to certain matters described in the Company's Proxy Statement.

                    The undersigned hereby acknowledges receipt of the Company's 1995 Annual Report to Stockholders and the Notice of Meeting and Proxy Statement for the aforesaid Annual Meeting.

                    _________________________
                    (Date)

                    ________________________________________
                    Signature of Stockholder

                    ________________________________________
                    Signature of Stockholder

                    DATE AND SIGN EXACTLY AS NAME APPEARS HEREON EACH JOINT TENANT MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, TRUSTEE, ETC. GIVE FULL TITLE. IF SIGNER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER.



PLEASE DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                                       55